UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CRAFT BREW ALLIANCE, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Tuesday, May 20, 2014

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREW ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brew Alliance, Inc., a Washington corporation, will be held on Tuesday, May 20, 2014, at 1:00 p.m. Pacific Daylight Time, in the Portland, Oregon Widmer Brothers Banquet Room located at 947 North Russell Street, Portland, Oregon 97227, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the 2015 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014;

3.	To conduct a non-binding advisory vote to approve named executive officer compensation;

4.	To approve the 2014 Stock Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Craft Brew Alliance, Inc. has fixed the close of business on March 21, 2014 as the record date for the meeting. Only shareholders of record of our common stock on March 21, 2014 are entitled to notice of and to vote at the meeting. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

Portland, Oregon
April 16, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2014:
The Proxy Statement for the 2014 Annual Meeting of Shareholders and 2013 Annual Report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS FOR ELECTRONIC VOTING ON THE CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227
PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 20, 2014 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on May 20, 2014, and any postponements or adjournments thereof.

On or about April 16, 2014, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on March 21, 2014.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?
You will be voting on:

•	the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
•	a non-binding advisory vote to approve our named executive officer compensation;
•	a proposal to approve the 2014 Stock Incentive Plan; and
•	any other business that may properly come before the meeting.

Who is entitled to vote?
Holders of our common stock of record as of the close of business on March 21, 2014, the record date, may vote at the meeting. As of the record date, we had 18,972,247 shares of common stock outstanding. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by eight, the number of directors that are nominated. Each shareholder may cast all such votes for a single nominee, distribute them among the eight nominees for director equally, or distribute them among the eight nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the eight individuals nominated to serve as director.

Where is the 2014 Annual Meeting of Shareholders being held?
The 2014 Annual Meeting of Shareholders will be held at the Portland, Oregon Widmer Brothers Banquet Room, located at 947 North Russell Street, Portland, Oregon 97227 at 1:00 p.m. Pacific Daylight Time, on May 20, 2014.

What is the effect of giving a proxy?
Proxies in the form enclosed are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal No. 1;
•	FOR the approval of the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
•	FOR the approval of our named executive officer compensation as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and
•	FOR the proposal to approve the 2014 Stock Incentive Plan.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?
You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting alone will not serve to revoke your proxy.

What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Similarly, a broker may not be permitted to vote shares (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares subject to a valid proxy which are not being voted on a particular matter will nevertheless count for purposes of determining the presence of a quorum.

How may I vote?
You may vote your shares by mail or follow the instructions for electronic voting on the proxy card. If mailing, please date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. See page 3 for an explanation of how to vote shares held in street name.

How many votes are needed for approval of each matter?

•	Proposal No. 1: The election of directors is subject to a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of marking the proxy to withhold votes or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.

•	Proposal No. 2: The ratification of the appointment of Moss Adams LLP must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

•	Proposal No. 3: The proposal to approve, on a non-binding advisory basis, the compensation paid to our named executive officers during 2013 must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of the proposal. Because the shareholder vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•	Proposal No. 4: The proposal to approve the 2014 Stock Incentive Plan must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares on the proposal to ratify the appointment of Moss Adams LLP, but they will not have discretion to vote on proposals 1, 3 and 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 21, 2014, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Compensation Discussion and Analysis – Base Salary”) and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each person and entity listed is Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, percentage of beneficial ownership is based on 18,972,247 shares of common stock outstanding as of March 21, 2014.

	Number of	Percent of Shares
Shareholder	Shares(1)	Outstanding
Anheuser-Busch Companies, LLC	6,069,047	32.0%
One Busch Place
St. Louis, MO 63118

W. Cameron Healy, Trustee of the Healy Family Trust(2)	1,401,860	7.4%
14075 Old Germantown Road
Portland, Oregon 97231

Kurt R. and Ann G. Widmer(3)	1,312,281	6.9%

Dimensional Fund Advisors(4)	992,685	5.2%
6300 Bee Cave Road
Austin, TX 78746

Robert P. and Barbara B. Widmer(3)	900,000	4.7%

Timothy P. Boyle(5)	469,947	2.5%
Terry E. Michaelson	59,300	*
Mark D. Moreland	55,153	*
John D. Rogers, Jr.	30,227	*
Kevin R. Kelly	27,071	*
David R. Lord	23,977	*
Sebastian Pastore	12,048	*
Marc J. Cramer	10,487	*
E. Donald Johnson, Jr.	6,593	*
Thomas D. Larson	6,593	*
Andrew J. Thomas	6,530	*

All current executive officers and directors as a group (13 persons)	2,020,207	10.6%

*Less than 1%

(1)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of March 21, 2014 as follows:

Terry E. Michaelson	34,001
Mark D. Moreland	38,753
Sebastian Pastore	4,012
Andrew J. Thomas	6,530

All executive officers and directors as a group	83,296

(2)	The Healy Family Trust, of which W. Cameron Healy is trustee and sole beneficiary, acquired shares of common stock in exchange for Kona Brewing Co., Inc. (“KBC”) shares in the merger with KBC (the “KBC Merger”) in October 2010.
(3)	Kurt R. Widmer and Robert P. Widmer are brothers. Robert P. Widmer holds the position of Vice President of Corporate Quality Assurance and Industry Relations. Each of Kurt and Robert Widmer shares voting and investment power over the shares of common stock with his spouse named above. Also, of Kurt R. Widmer’s shares, 10,867 are held by his spouse.
(4)	The information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 10, 2014. Dimensional has sole voting power with respect to 976,503 shares and sole dispositive power with respect to all 992,685 shares.
(5)	Includes 1,818 shares held by Mr. Boyle’s child.

PLEDGING AND HEDGING TRANSACTION POLICY

In March 2013, the Nominating and Governance Committee approved the adoption of a policy prohibiting the pledging of shares of our common stock by executive officers and directors as security for borrowings, including margin loans. The policy also prohibits executive officers and directors from engaging in hedging transactions in our common stock, including such financial instruments as prepaid variable forwards, equity swaps, collars, exchange funds, puts and calls, and other derivative securities that are designed to hedge or offset a decrease in market value of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Based solely on our review of the copies of such reports received by us and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to our fiscal year ended December 31, 2013, all filing requirements applicable to our officers and directors, and all of the persons known to us to own more than 10% of our common stock, were complied with by such persons on a timely basis.

BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors (the “Board”), which currently consists of the following eight directors: Kurt R. Widmer (Chairman), Timothy P. Boyle, Marc J. Cramer, E. Donald Johnson, Jr., Kevin R. Kelly, Thomas D. Larson, David R. Lord and John D. Rogers, Jr.

The full Board met seven times during 2013. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he was a member during 2013. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2013 Annual Meeting, all eight of the incumbent directors were in attendance.

Director Independence

Our common stock is listed on The Nasdaq Stock Market and, accordingly, we are subject to the requirement in Nasdaq Listing Rule 5605(b)(1) that a majority of our directors be independent as defined in Listing Rule 5605(a)(2). Current nominees Messrs. Boyle, Cramer, Kelly, Lord and Rogers are non-employee directors, do not have any relationship that would disqualify them as independent directors under Listing Rule 5605(a)(2) and, in the opinion of the Board, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Therefore, the Board believes that Messrs. Boyle, Cramer, Kelly, Lord and Rogers are “independent directors” as defined in Listing Rule 5605(a)(2). Messrs. Johnson and Larson, who are also non-employee directors, are employees of Anheuser-Busch, LLC (“A-B”) and are A-B designees to the Board pursuant to an agreement between A-B and us that precludes them from meeting the definition of “independent director” in Listing Rule 5605(a)(2). Mr. Widmer, as an employee director, does not meet the definition of “independent director” in Listing Rule 5605(a)(2). All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with regularly scheduled Board meetings.

Nominees for Director

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience, a significant background in the beer industry, or both. The Board values highly the ability of individual directors to contribute to a constructive governance environment and believes that the current Board members, collectively, perform in such a manner. The following eight individuals have been nominated for election at the meeting. Each of the nominees currently serves as a director. Set forth below is a more detailed description of each nominee’s age, background, professional experience, qualifications and skills.

Timothy P. Boyle (64)
Mr. Boyle has served as a director since our merger effective July 1, 2008 with Widmer Brothers Brewing Company (“WBBC”). He had served as a director of WBBC from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company and Northwest Natural Gas Company, and director emeritus on the board of The Freshwater Trust. He is a member of the Public Affairs and Environmental Policy Committee of Northwest Natural Gas Company. Mr. Boyle is a trustee of Reed College and the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Individual Experience: Mr. Boyle has a breadth of experience as a public company director and an entrepreneurial background in leading and growing a small business into one of the largest outerwear companies in the world, including leading that company through a public offering. Mr. Boyle possesses expertise in designing strategic initiatives and brand development, maintaining organizational culture during periods of significant growth, and developing and managing sound operating systems.

Marc J. Cramer (56)
Mr. Cramer has served as a director since December 2010. Since 2007, he has served as the Finance Director of the Bill Healy Foundation (“Foundation”), a private charitable foundation, and Cedar Holdings LLC, a private investment company. Prior to 2007, he was employed by Kettle Foods Holdings Inc., a privately held, all-natural food manufacturer, serving in the roles of Global Financial Director, Assistant Secretary and Treasurer beginning in 2004, and, from 1999 to 2004, as President, North American Operations of Kettle Foods, Inc. Mr. Cramer has been a director of Sequential Pacific Biodiesel, Inc. and Scott Paul Wines since 2008, and Pioneer Newspapers, Inc. since January 2013; he previously served on the boards of Kona Brewing Co., Inc. from 2007 to October 2010 and Kettle Foods, Inc. from 2004 to 2006.

Individual Experience: Trained as a certified public accountant, Mr. Cramer has spent a significant portion of his career creating and executing strategies around global brand building and operational and organizational development. He is an experienced finance professional with expertise regarding the application and integration of financial and operational issues commonly faced by mid-market and smaller entrepreneurial organizations. Mr. Cramer was recommended for election as a director by the former KBC shareholders.

E. Donald Johnson, Jr. (56)
Mr. Johnson has served as a director since July 2011. Since August 2010, Mr. Johnson has served as Vice President, Business and Wholesaler Development for A-B, where he leads the development of wholesaler strategies and has overall responsibility for domestic business development at A-B. From September 2007 until July 2010, Mr. Johnson held the position of Vice President of National Retail Sales where he was responsible for sales strategies supporting A-B’s growing account base of national retailers. Mr. Johnson joined A-B in 1980 and has held various sales and wholesaler support positions, including Vice President, Region Sales in Detroit and Charlotte, N.C.; Vice President, Region Operations; and Vice President, Wholesaler Development.

Individual Experience: Mr. Johnson possesses extensive background in both wholesaler strategies and sales. He also has significant experience in the beer industry and with sales of consumer products, including strategic planning, brand positioning, creative development, market plan development and execution, and sales management. Mr. Johnson has been designated by A-B to serve on our Board.

Kevin R. Kelly (64)
Mr. Kelly has served as a director since the merger with WBBC and also served as a director of WBBC from September 1995 until July 1, 2008. In September 2011, Mr. Kelly sold First Call Heating and Cooling, an oil sales and heating/cooling contractor, where he had been Chief Executive Officer and owner since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves as a director on the boards of Western Capital Corporation and the Sisters of Providence Pension Trustees. Mr. Kelly earned a Ph.D. and a Masters Degree in Economics from the University of Oregon.

Individual Experience: Mr. Kelly’s lengthy banking career and lending expertise has provided him with an in-depth understanding of financial analysis and financial statements. Mr. Kelly possesses substantial background in deal and transactional analysis and organization culture after leading numerous merger and acquisition activities. As a former executive in a major lending institution, he has significant professional and political contacts in Oregon and Washington.

Thomas D. Larson (54)
Mr. Larson has served as a director since July 2011. Since December 2008, Mr. Larson has served as Senior Associate General Counsel for A-B, where he leads the transactional, trademark and environmental practice in A-B’s United States operations. He has been the lead internal counsel for all of the transactions between A-B and us since 1994. Mr. Larson joined A-B in 1993 as an Associate General Counsel. Prior to joining A-B in 1993, Mr. Larson was in private practice in Cleveland, Ohio.

Individual Experience: Mr. Larson has an extensive legal background and possesses significant legal expertise. Having served as A-B’s counsel for all transactions with us, he has historical knowledge of our relationship with A-B. Mr. Larson has been designated by A-B to serve on our Board.

David R. Lord (65)
Mr. Lord has served as a director since May 2003. In January 2009, Mr. Lord retired from the position of President of Pioneer Newspapers, Inc., which he had held for 18 years. He served as Vice Chairman until December 2012 when he became a director. Pioneer Newspapers owns eight daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord currently serves as Chairman of the PAGE Cooperative, a not-for-profit, member-owned cooperative buying association in the newspaper industry, and is on the Board of Directors of Wick Communications, an Arizona media company. He is also a past president and chairman of the Inland Press Association.

Individual Experience: Mr. Lord has a broad operating and strategic planning background, with knowledge of the issues facing small to mid-sized companies spread over a large geographic area. He also possesses sound legal judgment and knowledge and provides strong counsel in contract negotiations, employment practices and human resources issues.

John D. Rogers, Jr. (70)
Mr. Rogers has served as a director since May 2004. Beginning in December 2010, Mr. Rogers has served as Director of Business Development for a division of Lile International Corporation, agent for North American Van Lines. He also holds the position of Managing Partner of J4 Ranch LLC, an organic berry grower, a position held since 2007. Prior to joining J4 Ranch LLC, he served as President, Chief Executive Officer and director of Door to Door Storage, Inc. from June 2004 to June 2007. Mr. Rogers has also served in leadership roles at several manufacturing enterprises, including President and Chief Operating Officer at AWC, Inc., General Manager at British Steel Alloys, and President and Chief Executive Officer of Saab Systems Inc., NA. Mr. Rogers serves as a board member of the C. M. Russell Museum. Mr. Rogers was appointed a Sloan Fellow at Massachusetts Institute of Technology, and graduated with a Masters of Science in Business Administration. He also earned an MBA from Southern Methodist University.

Individual Experience: Mr. Rogers contributes a depth of experience in strategic planning and analysis and component and enterprise valuation. He also has a sound interpersonal and organizational behavioral skill set, including an appreciation for a variety of operating configurations for organizations of various sizes and complexities. Mr. Rogers also brings an extensive marketing and sales background, as well as knowledge of financial modeling and pro forma analysis.

Kurt R. Widmer (62)
Mr. Widmer has served as the Chairman of the Board and director since the merger with WBBC. Prior to that, Mr. Widmer served as President, Chief Executive Officer and Chairman of the Board of WBBC from 1984 until July 1, 2008. Mr. Widmer co-founded WBBC with his brother, Robert P. Widmer. He is a member of the board of directors and past president of the Oregon Brewers Guild.

Individual Experience: Mr. Widmer has spent nearly his entire career developing a small craft brewery into an industry leader. He holds strong relationships both among other craft pioneers and with new craft brewers. Mr. Widmer also possesses solid connections within the state and local political arenas in Oregon and Washington and with leaders in the craft beer industry.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on our Board are:

•	the highest ethical character;
•	the ability to read and understand financial statements;
•	attained 21 years of age;
•	no material conflict, whether personal, financial or otherwise, associated with being on the Board;
•	satisfaction of the requirements for regulatory approval; and
•	adequate time to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of our directors to possess are:

•	the ability to offer advice and guidance to our Chief Executive Officer based on relevant expertise and experience;
•	attributes of independence or financial expertise as required by the Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations;
•	skills, experience and background complementary to those of other directors; and
•	the ability to maintain a constructive working relationship with other directors.

Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that, whenever feasible, the Board should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Governance Committee also considers these and other factors as it oversees the annual Board and committee evaluations.

We have adopted a policy requiring that directors retire from the Board effective at the Annual Meeting of Shareholders after turning age 73.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any of our shareholders and will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2015 annual meeting to us by December 17, 2014 (120 days prior to the anniversary of mailing this proxy statement).

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of our Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders. Any nomination should be sent in writing to the Secretary, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by us no later than December 17, 2014.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of our committees is responsible to the full Board and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between us and A-B, A-B has the right to designate two members of our Board of Directors. A-B also generally has the right to have a designee on each committee of the Board of Directors, except where prohibited by law or stock exchange requirements, or with respect to a committee formed to review or determine transactions or proposed transactions between A-B and us. The activities of each of our committees are summarized in more detail below.

Audit Committee
The Audit Committee is responsible for the engagement of and approval of the services provided by our independent registered public accounting firm. The Audit Committee assists our Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by us to the public and the SEC, (ii) our system of internal control established by management and the Board, and (iii) our auditing, accounting and financial reporting processes generally.

The Audit Committee is currently composed of Messrs. Kelly (Chair), Cramer, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Larson, as A-B’s designee, currently observes meetings of the Audit Committee. The Audit Committee met four times during 2013. The Board has adopted a written charter for the Audit Committee, which is reviewed annually and revised as appropriate. A copy of the Audit Committee Charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Compensation Committee
The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior executives; evaluating the performance of the Chief Executive Officer and other senior executives in light of those goals and objectives; developing and overseeing the overall compensation policies applicable to our Chief Executive Officer and other senior executives; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits. The Compensation Committee is also responsible for establishing general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance awards, stock appreciation rights and other stock-based awards granted to employees under our stock incentive plans, and for determining the number and terms of such grants made to our executive officers, among others.

The current members of the Compensation Committee, who served throughout 2013, are Messrs. Lord (Chair), Boyle, Cramer, Kelly and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and 5605(d)(2)(A). Mr. Johnson, as A-B’s designee, currently observes meetings of the Compensation Committee. The Compensation Committee met six times during 2013. The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain the services of outside consultants to provide advice regarding our executive compensation program and other compensation matters for which the Compensation Committee is responsible. The Compensation Committee also has sole authority to terminate its relationship with any consultants and to approve their fees and other terms of their engagement. Beginning in December 2010, the Compensation Committee has consulted Mercer, a national compensation consulting firm, from time to time regarding compensation issues. During 2013, Mercer provided guidance to the Compensation Committee regarding the projected compensation expense to the Company relating to proposed stock-based grants to be awarded in May 2013 to employees and non-employee directors as a percentage of total revenues as compared to its peers. Our management also consults with Mercer from time to time regarding compensation of senior managers who are not executive officers. The total fees paid to Mercer during 2013 for such services totaled less than $10,000. Additional information regarding the Compensation Committee’s interactions with Mercer appears below under the heading “Compensation Discussion and Analysis.”

The Compensation Committee receives and considers the recommendations of our Chief Executive Officer regarding compensation of other senior executives. Our Chief Executive Officer, our Chief Financial Officer, and our Chairman of the Board attend meetings of the Compensation Committee when invited. Our Chief Executive Officer reports to the Compensation Committee regarding the level of achievement of individual performance goals by other senior executives tied to their annual cash incentive target bonuses. Executive officers and the Chairman are excused during the Compensation Committee's deliberations regarding their compensation.

The Compensation Committee received input from our CEO, CFO and Chairman regarding various elements of our compensation program in 2013, including base salary levels for senior executives, target annual cash incentive bonus amounts, the allocation between corporate performance goals and individual performance goals for the target bonuses, identification and calculation of the corporate performance goals, establishment of individual performance goals for each senior executive and the Chairman, and establishment of three-year corporate performance goals for the long-term performance share grants made to senior executives. Such input was materially consistent with the compensation level and structure employed beginning in 2011.

Under its Charter, the Compensation Committee is permitted to delegate any of its responsibilities to one or more subcommittees composed entirely of independent directors. In addition, the Compensation Committee may choose to delegate its authority under our stock incentive plans to our CEO with respect to grants of stock-based awards to employees who are not subject to the reporting requirements of Section 16 of the Exchange Act.

In reviewing our compensation policies and practices, the Compensation Committee has considered whether our compensation program, particularly our performance-based awards, encourage participants to take risks that are reasonably likely to have a material adverse effect on us, and has concluded that such a result is unlikely.

Nominating and Governance Committee
The Nominating and Governance Committee reviews the structure of the Board, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including evaluating any individuals suggested by shareholders, for election at the Annual Meeting of Shareholders; recommends directors to serve on each Board committee; oversees the development of a plan for CEO succession; and oversees the evaluation of the Board and its committees.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Cramer, Kelly, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Johnson, as A-B’s designee, currently observes meetings of the Nominating and Governance Committee. The Nominating and Governance Committee met four times in 2013. The Board has adopted a written charter for the Nominating and Governance Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Strategic Planning Committee
The Strategic Planning Committee is responsible for advising management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with our long-term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, adequacy of the existing capital structure and similar issues.

The Strategic Planning Committee is currently composed of Messrs. Rogers (Chair), Boyle, Cramer and Lord, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Larson, as A-B’s designee, is also a member of the Strategic Planning Committee. The Strategic Planning Committee met one time in 2013. The Board has adopted a written charter for the Strategic Planning Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Risk Management

We have designed and implemented processes to manage risk in our operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing us, including the key controls we rely on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Governance Committee also assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. The Board believes that its current leadership structure has not been influenced by the manner in which it oversees risk management.

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are filled by two different people. Kurt Widmer serves as Board Chairman, while Terry Michaelson served as Chief Executive Officer throughout 2013 and Andrew Thomas beginning January 1, 2014. Although the Board has chosen to separate the positions of Chief Executive Officer and Chairman of the Board, Mr. Widmer, as an employee, is not independent. The Board believes that Mr. Widmer is the appropriate leader of the Board due to his history as a pioneer and innovator within the craft brewing industry and his strategic experience as the co-founder of Widmer Brothers Brewing Company. Separating the Chairman and Chief Executive Officer positions provides multiple perspectives and ideas at Board meetings, expands the skill set available to address the variety of risks and challenges we may encounter, and improves communication between management and the Board by giving the Chief Executive Officer a single initial source for Board-level communication and input on significant decisions. By meeting in executive sessions on a regular basis, the five independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. For this reason, it is the Nominating and Governance Committee’s view that there is no need for an independent lead director at this time. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure at least annually.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board, the non-management directors, or with an individual Board member may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Audit Committee Chair, Craft Brew Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

DIRECTOR COMPENSATION

In November 2013, the Compensation Committee reviewed an internal analysis of non-employee director compensation based on 2012-2013 surveys published by Frederic W. Cook & Co., Inc., and the National Association of Corporate Directors. The analysis was based on data for a total of 337 companies in the manufacturing and food & beverage industries with revenues from $50 million to $500 million. The analysis showed that we lagged, by a substantial amount, the average total non-employee director compensation for the survey group. Therefore, the Compensation Committee approved a $10,000 increase in compensation for non-employee directors for 2014, split equally between the annual cash retainer and annual stock grant, with similar increases contemplated for 2015 and 2016. Accordingly, each non-employee director will receive an annual grant of shares of our common stock with a fair value of $30,000 upon election at the 2014 Annual Meeting of Shareholders. Each non-employee director will also receive an annual cash retainer of $25,000, paid quarterly, for their 2014-2015 service.

The Chair of the Audit Committee is entitled to an additional cash retainer of $15,000, while each other member of the Audit Committee receives $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to an additional cash retainer of $10,000, while all other committee members receive a payment of $2,000 for each committee position. Committee compensation is paid quarterly.

See “Certain Related Person Transactions-Employment Agreement with Kurt Widmer” for additional information regarding Mr. Widmer’s compensation.

The following table sets forth certain information regarding the compensation earned by or awarded to each member of the Board in 2013.

Name	Fees earned or paid in cash	Stock awards(1)	Non-equity incentive plan compensation	All other compen- sation	Total
Timothy P. Boyle	$34,000	$25,000	$-	$-	$59,000
Marc J. Cramer	29,214	25,000	-	-	54,214
E. Donald Johnson, Jr.	20,000	25,000	-	-	45,000
Kevin R. Kelly	39,000	25,000	-	-	64,000
Thomas D. Larson	22,000	25,000	-	-	47,000
David R. Lord	38,000	25,000	-	-	63,000
John D. Rogers, Jr.	38,000	25,000	-	-	63,000
Kurt R. Widmer(2)	210,430	-	52,663	6,915	270,008

(1)	Represents the value of 3,316 fully-vested shares of our common stock granted on May 22, 2013. The fair value of the stock awards was determined based on the fair value of our common stock on the date of grant. See Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information.
(2)	Fee earned or paid in cash for Mr. Widmer represent compensation earned for his services as an employee. All other compensation for Mr. Widmer represents the 401(k) employer matching contribution accrued for Mr. Widmer for 2013. See discussion in “Compensation Discussion and Analysis” for descriptions of our 401(k) and non-equity incentive plans.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Moss Adams LLP required by rules of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee has recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee has also recommended, subject to shareholder approval, the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2014.

Respectfully Submitted,

Kevin R. Kelly (Chair)
Marc J. Cramer
David R. Lord
John D. Rogers, Jr.
Audit Committee Members

COMPENSATION DISCUSSION AND ANALYSIS

Our Board is responsible for establishing and administering our executive compensation and employee benefit programs in the context of our overall goals and objectives. This Board duty has been delegated to the Compensation Committee (referred to in this section as the “Committee”) in accordance with the Committee's Charter. The Committee reviews the executive compensation program at least annually and approves appropriate modifications to executive officer compensation, including specific amounts and types of compensation. The Committee is responsible for establishing the compensation of the CEO. The Committee also reviews and approves the compensation and incentive programs for other executive officers after reviewing the CEO's recommendations. The Committee establishes the annual compensation of the non-employee directors and oversees our equity compensation plans, including the administration of our stock-based compensation plans.

This Compensation Discussion and Analysis provides information on our executive compensation program and policies and summarizes the decision-making process supporting the compensation amounts shown in the tables that follow this section.

Executive Compensation Philosophy and Objectives
The objectives of our compensation program are to (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to structure compensation packages that are competitive within the industry, while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, when appropriate, compensation is structured to maximize the tax benefits available to us and minimize compensation expense.

We believe that specific levels of executive compensation should reflect the responsibilities of each position within our company, the relative value of the position and the competition for quality, key personnel in our industry. Our executive compensation program includes four primary components:

•	Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Committee’s assessment of the employee’s long-term performance, his or her skill set and the market value of that skill set.

•	Annual cash bonus opportunities. Performance-based incentive cash bonuses are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.

•	Long-term incentive awards. Long-term incentives are provided through grants of stock options and performance share awards intended to encourage our executives to take steps that they believe are necessary to ensure our long-term success, and to align their interests with our other shareholders.

•	Severance payments. Executive employment agreements provide for severance payments as a means of recruiting and retaining top quality executives, by assuring them of a reasonable amount of compensation in the event of termination of employment under specified circumstances.

Advice of Compensation Consultant
In December 2010, the Committee retained an outside compensation consultant, Mercer, to analyze our executive compensation program as compared to our peers. Mercer advised the Committee regarding appropriate elements of a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, cash and equity components, and benefits. Since 2011, the Committee has consulted Mercer from time to time regarding executive compensation issues.

The Committee’s decisions regarding compensation of senior executives for 2013 reflected its continued desire to emphasize incentive compensation over fixed compensation such as salaries and benefits. At our annual meeting in May 2013, shareholders approved our non-binding Say-on-Pay proposal to approve our executive compensation by a favorable vote representing 96% of the votes cast. The Committee believes that this vote represents a positive endorsement of our executive compensation practices and decisions. The shareholders’ overwhelming support of our executive compensation program contributed to the Committee’s decision not to make significant changes to our executive compensation programs and policies for 2014. The Committee will continue to consider results from the annual shareholder advisory votes, including the upcoming vote at the 2014 annual meeting, when reviewing the Company’s executive compensation programs and policies.

Components of 2013 Executive Officer Compensation
Our executive compensation program is comprised of both fixed and variable elements with both cash and equity components, including a base salary, annual cash incentive bonus opportunities, grants of stock options and performance shares, modest personal benefits, and severance arrangements.

Base Salary
Base salaries are established annually. Consistent with recommendations made by Terry Michaelson, our then CEO, regarding executive officer compensation in 2013, the Committee determined to maintain Mr. Michaelson’s base salary at its 2012 level of $346,000, while other senior executives listed in the Summary Compensation Table below (the “named executive officers”) received increases as follows: Mr. Moreland, 6%; Mr. Thomas, 3%; and Mr. Pastore, 3%.

2013 Annual Cash Incentive Bonuses
In 2013, we provide our senior executives with annual cash bonus opportunities subject to the attainment of corporate level goals and individual performance objectives. The corporate level goals relate to 80% of the bonus opportunity and the individual objectives to 20%. Consistent with the Committee’s philosophy of tying a significant portion of compensation to the achievement of performance goals, the Committee established annual cash bonus opportunities, expressed as a percentage of 2013 base salary, for the named executive officers as follows: Mr. Michaelson, 80%; Mr. Moreland, 65%; Mr. Thomas, 50%; and Mr. Pastore, 60%.

The corporate level goals approved by the Committee for 2013 were based 50% on attainment of earnings before interest, taxes, depreciation, and amortization ("EBITDA") of $18.0 million and 50% on attainment of total sales of $185 million. EBITDA, as calculated, reflects the potential bonuses as expense. For every 1% by which achievement of a corporate goal was above or below 100%, the portion of the bonus opportunity attributable to that goal would increase or decrease by 2.5%. No bonus amount would be paid with respect to a goal as to which achievement fell below 80%.

The individual performance objectives are generally based upon achieving financial, strategic, operational and other goals in functional areas for which an executive has responsibility. Individual performance objectives are tied to the officer’s role in achieving our strategic and operating goals. Individual performance goals for the named executive officers for 2013 were as follows: Target gross margin rate (weighted one-third for Mr. Michaelson and 75% for Mr. Pastore); target return on invested capital (weighted one-third for Mr. Michaelson, 100% for Mr. Moreland and 25% for Mr. Pastore); relative brand market share growth targets by brand family, measured by percentage sales growth in 2013 for our primary competitors in the craft beer segment (weighted one-third for Mr. Michaelson and 82.5% for Mr. Thomas); and sales and other operational targets (weighted 17.5% for Mr. Thomas). The individual goals were subject to the same 2.5% adjustment up or down for each 1% as to which achievement was above or below target levels.

The Committee determines the extent to which performance goals have been satisfied following the end of each fiscal year. Payment, if any, is made promptly following such determination. An executive officer is not entitled to receive a bonus unless he or she remains employed by us through the date of the Committee’s determination, unless the Committee determines otherwise.

In March 2014, the Committee determined that the EBITDA goal was not met at the 80.0% level and the net sales goal had been met at the 96.9% level, resulting in a payout on the bonus opportunity tied to corporate performance goals for 2013 of 36.9% as compared to the 80% target. Major individual performance goals were attained at the following levels: 93.4% for gross margin rate; 65.8% for return on invested capital; and 101.8% for relative brand market share growth. The combined level of achievement of individual goals for 2013 was 66.9% for Mr. Michaelson, 15.7% for Mr. Moreland, 100.5% for Mr. Thomas, and 66.2% for Mr. Pastore, resulting in payouts of 13.4%, 3.1%, 20.1%, and 13.2%, respectively, compared to the 20% target bonus attributable to individual goals overall. The Committee believes the 2013 bonus results compared to corporate and individual performance demonstrates the efficacy of our annual cash incentive structure in rewarding desired results.

Stock Incentive Plan Awards
The Committee typically considers equity grants for our senior executives and other employees annually.

As part of its analysis provided to the Committee in January 2011, Mercer advised that the long-term equity incentive grants awarded to senior executives in prior years were significantly below market as compared to our peers. Mercer also recommended that the Committee consider shifting away from grants solely of stock options and consider awarding performance shares.

The Committee determined that the grant date fair value of equity grants to the named executive officers for 2013, expressed in terms of a percentage of base salary, for the named executive officers should be as follows: Mr. Michaelson, 100%; Mr. Moreland, 75%; Mr. Thomas, 60%; and Mr. Pastore, 75%, unchanged from the prior year. The Committee further determined that the equity awards, based on grant date fair value, should continue to be 30% in the form of time-vested stock options and 70% in the form of performance share awards. Consequently, a substantial portion of the equity awards are subject to attainment of performance goals as described below.

The vesting of the performance share awards granted in 2013 is subject to achieving target levels of net sales and adjusted EBITDA over a three-year performance cycle ending December 31, 2015. The target amounts were established as stretch targets derived from the budget numbers that had been developed by management and approved by the Board. Accordingly, at the time the Committee approved the equity grants in May 2013, it believed that approximately 80% of the performance shares would likely vest. Additional details of the equity awards are reflected in the tables set forth under “Executive Compensation” below.

Severance Benefits
As part of the employment agreements with each of our named executive officers, we have entered into severance arrangements that provide for severance benefits in the event that the officer’s employment is terminated under specified circumstances as described in more detail below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

Other Compensation
We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) plan and provide health and disability insurance for the named executive officers under the same plans as for non-executive employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K and included in this proxy statement.

Respectfully Submitted:

David R. Lord (Chair)	Kevin R. Kelly
Timothy P. Boyle	John D. Rogers, Jr.
Marc J. Cramer
Compensation Committee Members

EXECUTIVE OFFICERS

The following individuals were our executive officers as of April 16, 2014:

Name	Age	Position	Executive Officer Since
Andrew J. Thomas	46	Chief Executive Officer	2011
Mark D. Moreland	49	Executive Vice President, Chief Financial Officer and Treasurer	2008
Kenneth C. Kunze	55	Vice President, Chief Marketing Officer	2014
J. Scott Mennen	49	Vice President, Brewery Operations	2014
John W. Glick	50	Vice President, Supply Chain and Logistics	2014

Andrew J. Thomas has served as Chief Executive Officer since January 1, 2014.  Prior to that, Mr. Thomas served as President of Commercial Operations beginning June 1, 2011. Before joining the Company, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a strategy consulting firm, beginning in April 2009. Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA from 2005 to 2007, and was employed by Heineken International from January 1995 to October 2007 in a variety of positions of increasing responsibility and authority.

Mark D. Moreland has served as our Chief Financial Officer and Treasurer since August 2008 and, prior to that, was our Chief Accounting Officer beginning July 1, 2008, the effective date of the merger with WBBC. From April 1, 2008 to June 30, 2008, Mr. Moreland served as Chief Financial Officer of WBBC. He was Executive Vice President and Chief Financial Officer of Knowledge Learning Corporation from July 2006 to November 2007. From July 2005 to June 2006, Mr. Moreland held the positions of Interim CFO, Senior Vice President - Finance and Treasurer with Movie Gallery, Inc., which operated the Movie Gallery and Hollywood Entertainment video rental chains. From August 2002 to July 2005, he was Senior Vice President, Finance and Treasurer of Hollywood Entertainment Corporation, which Movie Gallery, Inc. acquired in April 2005. Movie Gallery and each of its U.S. affiliates filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on October 16, 2007, and the plan of reorganization was subsequently confirmed by the U.S. Bankruptcy Court in 2008.

Kenneth C. Kunze has served as our Chief Marketing Officer since November 4, 2013, and was designated as a Vice President effective January 1, 2014. Prior to that, Mr. Kunze served as Chief Marketing Officer for Heineken USA from 1997 to 2008, Principal Consultant for Brand Value Advisors during 2009, and Chief Marketing Officer for Sabra Dipping Co., a PepsiCo joint venture from 2010 to 2013. Mr. Kunze is responsible for the marketing and management of our dynamic portfolio of brands, including Widmer Brothers Brewing, Redhook Brewing, Kona Brewing Co., Omission and Square Mile Cider Company, as well as new brand development. Additionally, he oversees our Restaurant & Retail division, which includes five distinctive restaurant and retail locations in cities across the U.S. Mr. Kunze is a seasoned marketing executive with more than 25 years of leadership experience in the consumer packaged goods, beer and beverage industries.

J. Scott Mennen has served as our Vice President, Brewery Operations since January 1, 2014, and prior to that served as our Vice President of Operations beginning May 9, 2013. Mr. Mennen served as Vice President of Operations for Pabst Brewing Company from 2012 to 2013. Prior to that, he was Global Director of Brewing and Quality for A-B, where he was responsible for brewing and quality operations worldwide, from 2009 to 2012. Mr. Mennen served as General Manager of Newark Brewery from 2008 to 2009, and was their Resident Brewmaster from 2001 to 2008. He has 25 years of extensive experience in all facets of brewery and operations management.

John W. Glick has served as our Vice President, Supply Chain and Logistics since January 1, 2014. Prior to that, Mr. Glick served as our Vice President of Business Development beginning July 11, 2011. Mr. Glick spent five years at A-B as Vice President of Business Development beginning in 2006, where he developed A-B’s adjacent (non-beer) beverage strategy and led import beer planning, shipping and operations. Prior to running the business development group for A-B, he held a number of positions in business and wholesaler development, where he managed A-B’s equity investments in several wholesalers and craft brewers. Mr. Glick previously held a variety of positions with General Motors’ Delco Products component manufacturing division. He has more than 19 years of experience working closely with beer wholesalers to optimize forecasting, inventory planning, purchasing, and production.

There are no family relationships among any of our directors or executive officers, except that Kurt Widmer, the Chairman of our Board of Directors, is the brother of Rob Widmer, who serves as our Vice President of Corporate Quality Assurance and Industry Relations, a non-executive position.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2013, 2012 and 2011 by (i) our Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) our two other executive officers during 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Terry E. Michaelson (5) Former Chief Executive Officer	2013	$346,030	$196,762	$101,785	$139,230	$42,783	$826,590
	2012	338,953	199,242	103,449	213,966	10,306	865,916
	2011	307,054	224,715	96,264	225,149	9,067	862,249

Mark D. Moreland Executive Vice President, Chief Financial Officer and Treasurer	2013	244,890	106,200	54,938	64,740	6,571	477,339
	2012	230,538	101,326	52,596	107,071	6,628	498,159
	2011	216,479	115,675	49,541	143,481	6,455	531,631

Andrew J. Thomas(6) Chief Executive Officer and Former President of Commercial Operations	2013	306,404	105,431	54,539	88,065	43,945	598,384
	2012	300,000	103,661	53,807	103,005	-	560,473
	2011	167,139	73,491	31,514	70,140	-	342,284

V. Sebastian Pastore (7) Former Executive Vice President, Brewing, Operations and Logistics	2013	196,398	84,452	43,684	59,519	60,868	444,921
	2012	190,745	83,091	43,152	95,906	5,705	418,599
	2011	183,604	97,997	41,984	112,244	5,507	441,336

(1)	Represents the grant date fair value of performance-based stock awards under our 2010 Stock Incentive Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant (80%). The actual value to be received pursuant to these stock awards is dependent upon the degree to which company-wide performance goals are met over three-year performance cycles. The value of the 2013 awards at the grant date, assuming the highest level of achievement, was as follows: (i) Mr. Michaelson, $296,840; (ii) Mr. Moreland, $160,216; (iii) Mr. Thomas, $159,056; and (iv) Mr. Pastore, $127,407. Additional details regarding the terms of the performance awards are set forth in the following two tables. See Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 (“2013 Form 10-K”) for information on the valuation assumptions and other related information.
(2)	Represents the grant date fair value of option awards under our 2010 Stock Incentive Plan. The actual value to be received pursuant to these option awards is dependent upon the appreciation in our stock price prior to the expiration of the options. Additional details regarding the terms of the option awards are set forth in the following two tables. See Note 13 to our audited financial statements included in our (“2013 Form 10-K”) for information on the valuation assumptions and other related information.
(3)	The amounts shown reflect the annual cash incentive awards based on performance for the years shown and paid in the first quarter of the following year. Additional details of the awards for 2013 are set forth in the following table.
(4)	All other compensation for 2013, 2012 and 2011 represents 401(k) employer matching contributions paid or accrued for the benefit of the named executive officer, other than for Messrs. Michaelson and Pastore, for whom it also includes the accrued portion of severance compensation and benefits of $31,866 and $54,977, respectively, and Mr. Thomas, for whom it represents a monthly living allowance of $3,995 for rented housing in Portland, Oregon for eleven months during 2013.
(5)	Mr. Michaelson ceased to serve as our Chief Executive Officer effective January 1, 2014. From January 1, 2014 to December 31, 2014, Mr. Michaelson will serve as a non-executive officer, senior advisor.
(6)	Mr. Thomas became an executive officer effective June 1, 2011 and, accordingly, his 2011 compensation includes only amounts earned from that time through December 31, 2011. Effective January 1, 2014, Mr. Thomas began serving as our Chief Executive Officer and ceased to serve as our President of Commercial Operations.
(7)	Mr. Pastore ceased to serve as an executive officer and as our Executive Vice President of Brewing, Operations and Logistics effective January 1, 2014. From January 1, 2014 through April 1, 2014, Mr. Pastore served as a senior consultant.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2013

		Estimated potential payouts under non-equity incentive plan awards		Estimated future payouts under equity incentive plan awards			All other option awards: Number of securities underlying options (#)(3)	Exercise or base price of option awards ($/sh)(4)	Grant date fair value of stock and option awards ($)(5)
Name	Grant date	Threshold ($)(1)	Target ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Terry E. Michaelson	05/22/2013	$-	$-	18,984	31,495	39,369	-	$-	$196,762
	05/22/2013	-	-	-	-	-	21,942	7.54	101,785
	03/14/2013	138,400	276,800	-	-	-	-	-	-

Mark D. Moreland	05/22/2013	-	-	10,246	16,999	21,249	-	-	106,200
	05/22/2013	-	-	-	-	-	11,843	7.54	54,938
	03/14/2013	80,925	161,850	-	-	-	-	-	-

Andrew J. Thomas	05/22/2013	-	-	10,172	16,876	21,095	-	-	105,431
	05/22/2013	-	-	-	-	-	11,757	7.54	54,539
	03/14/2013	77,250	154,500	-	-	-	-	-	-

V. Sebastian Pastore	05/22/2013	-	-	8,148	13,518	16,898	-	-	84,452
	05/22/2013	-	-	-	-	-	9,417	7.54	43,684
	03/14/2013	59,400	118,800	-	-	-	-	-	-

(1)	Represents the potential annual cash incentive bonus amounts payable based on the level of achievement of corporate and individual performance goals as described under “Compensation Discussion and Analysis” above. The target amounts are payable if the overall achievement level is 100%. The threshold amounts are payable if the overall achievement level is above 80%. No amounts are payable for achievement at 80% or below the target level. For each percentage point that achievement of the goal falls below the target level, the bonus amount attributable to that goal is reduced by 2.5%. For each percentage point that achievement of the goal is above the target level, the bonus amount attributable to that goal is increased by 2.5%. For 2013, no maximum limit on bonus amounts payable was imposed.
(2)	Represents performance share awards under the 2010 Stock Incentive Plan that will vest upon the attainment of performance goals over a three-year performance cycle ending December 31, 2015 as described under “Compensation Discussion and Analysis” above. Upon vesting, the performance shares will be settled in shares of common stock. The target amounts will be issuable if the overall achievement level is 100%. The threshold amounts (60% of target) will be issuable if the overall achievement level is 92.7% of the net sales target and 84.6% of the adjusted EBITDA target. No shares of common stock will be issuable if achievement is below those levels. For each percentage point that achievement of the goal falls below the target level, the amount attributable to that goal is reduced by 3.5%. For each percentage point that achievement of the goal exceeds the target level, the amount attributable to that goal is increased by 6.0%, with a maximum of 125% of the target level.
(3)	Reflects stock options granted under the 2010 Stock Incentive Plan which vest in five equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant.
(4)	The exercise price is equal to the closing sale price of our common stock on the date of grant.
(5)	See Note 13 to our audited financial statements included in our 2013 Form 10-K for information on the valuation assumptions and other related information.

Outstanding Equity Awards at Year End 2013

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2013:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options: exercisable (#)	Number of securities underlying unexercised options: unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Terry E. Michaelson(12)	7,270	-	$1.25	02/11/19	(1)	-		$-		-		$-
	15,222	5,074	2.39	04/01/20	(2)	-		-		-		-
	7,716	2,572	6.88	12/07/20	(3)	-		-		-		-
	6,420	3,210	9.28	05/25/21	(4)	-		-		-		-
	4,272	4,272	7.63	05/14/22	(5)	-		-		-		-
	-	4,388	7.54	05/22/23	(6)	-		-		-		-
	-	-	-	-		12,107	(7)	198,797	(10)	-		-
	-	-	-	-		-		-		25,276	(8)	415,034	(10)
	-	-	-	-		-		-		25,239	(9)	414,431	(10)

Mark D. Moreland	6,765	-	1.25	02/11/19	(1)	-		-		-		-
	14,160	9,440	2.39	04/01/20	(2)	-		-		-		-
	5,460	3,640	6.88	12/07/20	(3)	-		-		-		-
	3,304	4,956	9.28	05/25/21	(4)	-		-		-		-
	2,172	8,688	7.63	05/14/22	(5)	-		-		-		-
	-	11,843	7.54	05/22/23	(6)	-		-		-		-
	-	-	-	-		6,232	(7)	102,329	(10)	-		-
	-	-	-	-		-		-		12,854	(8)	211,065	(10)
	-	-	-	-		-		-		13,623	(9)	223,683	(10)

Andrew J. Thomas	2,086	3,129	9.35	06/01/21	(11)	-		-		-		-
	2,222	8,888	7.63	05/14/22	(5)	-		-		-		-
	-	11,757	7.54	05/22/23	(6)	-		-		-		-
	-	-	-	-		3,930	(7)	64,531	(10)	-		-
	-	-	-	-		-		-		13,150	(8)	215,928	(10)
	-	-	-	-		-		-		13,524	(9)	222,065	(10)

V. Sebastian Pastore(13)	-	4,012	2.39	04/01/20	(2)	-		-		-		-
	-	-	-	-		5,280	(7)	86,698	(10)	-		-
	-	-	-	-		-		-		10,541	(8)	173,084	(10)
	-	-	-	-		-		-		10,833	(9)	177,878	(10)

(1)	These options vested in full on February 11, 2013.
(2)	Half of the unvested options vested on April 1, 2014 and the remaining unvested options vest on April 1, 2015.
(3)	The unvested options vest in two equal installments on December 7, 2014 and 2015.
(4)	The unvested options vest in three equal installments on May 25, 2014, 2015 and 2016.
(5)	The unvested options vest in four equal installments on May 14, 2014, 2015, 2016 and 2017.
(6)	The unvested options vest in five equal installments on May 22, 2014, 2015, 2016, 2017 and 2018.
(7)	Vesting of this award was contingent upon meeting company-wide performance goals. The performance goals were tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ended December 31, 2013. In March 2014, the Compensation Committee determined that the target amounts vested at the 50% level, resulting in the issuance of unrestricted shares in the numbers shown on April 1, 2014 (before netting for tax withholding, if applicable).
(8)	Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ending December 31, 2014. The awards earned will range from zero to 125% of the target number of performance shares and will be payable no later than April 30, 2015.
(9)	Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ending December 31, 2015. The awards earned will range from zero to 125% of the target number of performance shares and will be payable no later than April 30, 2016.

(10)	Based on the closing price of our common stock on December 31, 2013 of $16.42 per share.
(11)	The unvested options vest in three equal installments on June 1, 2014, 2015 and 2016.
(12)	All of Mr. Michaelson’s stock options and performance shares that remain unvested as of his termination date, December 31, 2014, will be canceled effective December 31, 2014. The remaining vested stock options will expire on March 31, 2015.
(13)	All of Mr. Pastore’s stock options and performance shares that remained unvested as of his termination date, April 1, 2014, were canceled effective April 1, 2014. The remaining vested stock options will expire on June 30, 2014.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information for stock option exercises by our named executive officers during fiscal 2013. No stock awards vested during 2013.

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
V. Sebastian Pastore	27,006	$289,235

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE‑IN‑CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

Transition and Separation Agreements

We entered into Transition and Separation Agreements (each a "Transition Agreement") on December 16, 2013, with Terry Michaelson and Sebastian Pastore, two of our named executive officers, to provide for their departure following a transition period.

Under Mr. Michaelson's Transition Agreement, he has agreed to serve as a senior advisor to us until the end of 2014.  Mr. Michaelson will be available to assist us full time through June 30, 2014, and upon request thereafter. His continued employment is subject to the terms and conditions of his employment letter dated March 29, 2010 (see "Material Terms of Employment Letter Agreements" below), with supplemental terms as follows:

•	He will be paid an annual base salary of $346,000, but will not be entitled to new equity grants or cash bonus payments for services performed after December 31, 2013.
•	Termination of employment at December 31, 2014, will be treated as other than "for cause," triggering the right to receive 12 months of continuing salary payments as severance and continuing health benefits for 36 months.
•	If Mr. Michaelson's employment continues through the end of 2014 or is terminated before that date other than "for cause," he will be eligible to receive the amount payable, if any, under his performance award granted in 2012, despite his termination prior to the stated vesting date. The award will be settled in cash by March 14, 2015, in an amount equal to 92% of the value of the shares issuable under the award.

Under Mr. Pastore's Transition Agreement, he agreed to serve as a senior consultant to us through April 1, 2014. He was paid $50,000 for his services during the first three months of 2014. Mr. Pastore’s termination of employment at April 1, 2014, was deemed to be other than "for cause," triggering his right to receive 12 months of continuing salary payments as severance, as well as 12 months of health benefits. He also received the shares due under his performance award granted in 2011. Stock option awards held by Mr. Pastore that had not vested as of April 1, 2014, expired upon termination.

Mr. Michaelson and Mr. Pastore are each required to sign a general release of all claims against us as a condition to receiving severance benefits. They will forfeit their rights to continued severance benefits if they become employed by or associated with a brewing or other company that we determine is in competition with us or the alcoholic beverage business of A-B. Entitlement to health benefits will cease upon acceptance of employment with another employer that provides similar benefits.

Below is a table showing (1) the separation benefits payable to Mr. Pastore under the terms of his Transition Agreement and (2) the separation benefits that would have been payable to Mr. Michaelson under his Transition Agreement if his employment had terminated on December 31, 2013.

Name	12 months’ salary	Continuation of health benefits(1)	Total severance benefits
V. Sebastian Pastore	$200,000	$4,299	$204,299
Terry E. Michaelson	346,000	38,973	384,973

(1)	Based on COBRA premium rates in effect as of January 1, 2014.

 Material Terms of Employment Letter Agreements

We have entered into employment letter agreements with our Chief Executive Officer and Chief Financial Officer. Mr. Thomas's agreement was amended and restated in November 2013 in connection with his promotion to the CEO position effective January 1, 2014. Under his current agreement, his annual base salary level is $400,000 and he is eligible for an annual cash incentive bonus for 2014 in a target amount of $250,000 based on achievement of performance goals established by the Compensation Committee.

We also entered into a separate Employee Noncompetition and Nonsolicitation Agreement (the "Noncompete Agreement") with Mr. Thomas pursuant to which Mr. Thomas is prohibited from accepting employment with a competitor of ours (as defined in the Noncompete Agreement) during the period ending on December 31, 2015. If we terminate Mr. Thomas's employment without "cause" or Mr. Thomas terminates his employment for "good reason" (as those terms are defined in his employment letter agreement), Mr. Thomas will be entitled to severance in the form of continued regular payment of base salary for 12 months following a qualifying termination. In addition, in the event of a qualifying termination prior to January 1, 2016, Mr. Thomas will receive, on or before March 15 of the year following termination, an additional lump sum payment equal to: (a) his annual base salary if termination occurs prior to January 1, 2015, or (b) one-half of his annual base salary if termination occurs on or after January 1, 2015, but prior to January 1, 2016. Mr. Thomas would also be entitled to continued health benefits for a period of (x) 24 months for a termination prior to January 1, 2015, (y) 18 months for a termination on or after January 1, 2015, but before January 1, 2016, and (z) 12 months for any termination thereafter.

Under Mr. Moreland's employment letter agreement, he is entitled to severance benefits equal to six months of base salary if we terminate his employment for any reason other than "for cause" or if he resigns for "good reason." Severance benefits are generally payable in accordance with the normal payroll schedule commencing the day following termination and also include health benefits comparable to those in place at termination for the duration of the severance period.

Messrs. Thomas and Moreland would also be required to sign a general release of all claims against us as a condition to receiving severance benefits. Their rights to continued severance benefits would be forfeited if they become employed by or associated with a brewing or other company that we determine is in competition with us or the alcoholic beverage business of A-B. Entitlement to health benefits would cease upon acceptance of employment with another employer that provides similar benefits.

“For cause” is defined in the agreements as engaging in conduct which has substantially and adversely impaired our interests, or would be likely to do so if the officer were to remain employed by us; engaging in fraud, dishonesty or self-dealing relating to, or arising out of, employment with us; violating any criminal law relating to his employment or to us; engaging in conduct which constitutes a material violation of a significant company policy or our Code of Conduct and Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or repeatedly refusing to obey lawful directions of the Board.

“Good reason” is defined in the agreements as the occurrence of one or more of the following events without the officer’s consent: (i) a material reduction in his authority, duties, or responsibilities as defined; or (ii) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the officer reports (including, for the Chief Executive Officer, a requirement that he report to one of our other officers or employees instead of reporting directly to the Board). For all executive officers other than Mr. Thomas, “good reason” also includes relocation of the officer’s workplace to a location that is more than 100 miles from Portland, Oregon. There is no comparable provision in Mr. Thomas’s agreement. The agreements include provisions for written notice and an opportunity for us to cure the issue(s).

The following table quantifies for the named executive officer, the estimated potential cash severance benefits and the continuation of health benefits that would be provided if the circumstances described above had occurred as of December 31, 2013.

Name	Potential cash severance benefit	Continuation of health benefits(1)	Total severance benefits
Andrew J. Thomas (2)	$800,000	$8,597	$808,597
Mark D. Moreland	125,000	-	125,000

(1)	Based on COBRA premium rates in effect as of January 1, 2014. Mr. Moreland is not currently enrolled in our health plans so no health benefit would be payable.
(2)	Reflects severance benefits based on the agreement that was amended and restated in November 2013 in connection with his promotion to the CEO position effective January 1, 2014 and the related annual base salary level.

Other Benefits
Our employment letter agreements with our executive officers provide for participation in all of our employee benefit programs for which the executive officer is eligible, including our 401(k) plan. Under the 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, subject to IRS limits. For 2013, we matched contributions to the 401(k) plan on a 50% basis up to 6% of eligible compensation. Our matching contributions to the plan vest ratably over five years of service by the executive officer. Eligibility for the matching contribution begins after the executive officer has been employed a minimum of three months.

RELATED PERSON TRANSACTIONS

Statement of Policy Regarding Related Person Transactions

We have adopted a policy of not engaging in business transactions with our officers, directors, nominees for director, beneficial owners of more than 5% of our common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are fair and reasonable as determined in good faith by our Audit Committee. Nevertheless, we recognize that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of our shareholders. Therefore, we have adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions.

Under the Statement of Policy, a “related person transaction” is a transaction between us and any Related Person, other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions. The Audit Committee has been tasked with the review and approval of all related person transactions. The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable) but not limited to: the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity which is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. A copy of our Statement of Policy with respect to related person transactions is available on our website at www.craftbrew.com (select – Investors – Governance – Highlights).

Certain Related Person Transactions

Employment Agreement with Kurt Widmer
Kurt Widmer is a founder, director, employee and significant shareholder of Craft Brew. We entered into an employment agreement effective July 1, 2010 with Mr. Widmer, under which his annual base salary for 2013 was $212,000 and, for 2014, will be $218,545, paid in accordance with our normal payroll policies. Mr. Widmer’s base salary is reviewed annually by the Compensation Committee. Mr. Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee.

The Compensation Committee may establish annual performance goals for Mr. Widmer for each year, which, if met, would entitle Mr. Widmer to an annual cash bonus, subject to review and approval by the Compensation Committee. Mr. Widmer received a bonus of $52,663 based on achievement of his goals for 2013, which was paid in 2014.

In connection with Mr. Widmer’s employment agreement, severance benefits become payable in the event his employment is involuntarily terminated for any reason other than “for cause” or if he tenders his resignation for “good reason.” The amount of the severance benefit would be equal to 12 months at his current rate of base salary, generally payable to Mr. Widmer in accordance with the normal payroll schedule commencing on the day following termination and extending for a period of 12 months. For a termination that is eligible for severance benefits, Mr. Widmer would also be entitled to receive the same health benefits for 12 months that he had been receiving at the time of termination.

Any remaining severance benefits payable to Mr. Widmer will terminate if he accepts employment or associates with a brewing or other company that we determine is a competitor of ours or the alcoholic beverage business of A-B as of the effective date of such employment or association. All health benefits payable under this provision would terminate if, while receiving such benefits, Mr. Widmer accepts employment with another employer that provides similar health benefits.

Assuming that Mr. Widmer was terminated effective December 31, 2013, and qualified for severance benefits, we would have owed him $212,000 of cash compensation and health benefits with a value of $9,600.

Employment Agreement with Rob Widmer
We entered into an agreement effective July 1, 2010 with Rob Widmer, an employee and the brother of Kurt Widmer, under which his employment in the position of Vice President of Corporate Quality Assurance and Industry Relations was continued. Rob Widmer received $208,466 as cash compensation for his services during 2013. Rob Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee. Under the agreement, the terms and circumstances under which we would pay Rob Widmer severance benefits are similar to those applicable to Kurt Widmer.

Assuming that Rob Widmer was terminated effective December 31, 2013, and qualified for severance benefits, we would have owed him $202,000 of cash compensation and health benefits with a value of $9,600.

Transactions with A-B
Transactions with A-B consisted of the following (in thousands):

Year Ended December 31,
2013
Gross sales to A-B	$161,010
Margin fee paid to A-B, classified as a reduction of Sales	2,009
Handling, inventory management, royalty and other fees paid to A-B, classified in Cost of sales	402

Amounts due to or from A-B were as follows (in thousands):

December 31,
2013
Amounts due from A-B related to beer sales pursuant to the A-B Distributor Agreement	$8,457
Refundable deposits due to A-B	(2,728)
Amounts due to A-B for services rendered	(1,852)
Net amount due from A-B	$3,877

Lease Arrangements
As a result of the merger with WBBC, we assumed several lease contracts with lessors whose members include Related Persons. We lease our headquarters office and restaurant space located in Portland, Oregon from Smithson & McKay LLC, whose members include Kurt Widmer, Rob Widmer and Kristen Maier-Lenz, their sister. The lease expires in 2034, with an extension at our option for two 10-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Smithson & McKay LLC totaling $68,000 for the year ended December 31, 2013. Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”). The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. We hold a right to purchase these facilities at the greater of $2.0 million or the appraised value of the property. The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

We also lease our storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Kurt and Rob Widmer. The leases expire in 2017 with extensions at our option for two five-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Widmer Brothers LLC totaling $59,000 for the year ended December 31, 2013. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

We hold lease and sublease obligations for certain office space and the land underlying the brewery and pub location in Kona, Hawaii, with Manini Holdings, LLC, whose members include W. Cameron Healy, who beneficially owns 7.4% of our outstanding common stock, and a nonexecutive officer. The sublease contracts expire on various dates through 2020, with an extension at our option for two five-year periods. The rent during an extension period, if applicable, will be established at fair market levels at the beginning of each period. Lease payments to the lessor totaled $428,000 for the year ended December 31, 2013. We are responsible for taxes, insurance and maintenance on the leased property.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting of Shareholders, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Under our Amended and Restated Bylaws, there are eight positions on the Board and the following individuals have been nominated by the Board of Directors for re-election at the Annual Meeting of Shareholders: Timothy P. Boyle, Marc J. Cramer, E. Donald Johnson, Jr., Kevin R. Kelly, Thomas D. Larson, David R. Lord, John D. Rogers Jr. and Kurt R. Widmer. All of the nominees are currently directors. The accompanying proxy will be voted for these nominees, except where authority to vote is withheld. The proxies cannot be voted for more than eight nominees. Shares held through a broker will only be voted in the election of the directors if the shareholder provides specific voting instructions to the broker. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board. See “Who is entitled to vote?” on page 1 for an explanation of the cumulative voting provisions applicable to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Moss Adams LLP (“Moss Adams”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2014.

At the Annual Meeting of Shareholders, the shareholders are being asked to ratify the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2014. Representatives of Moss Adams will be present at the Annual Meeting of Shareholders and they will have an opportunity to make statements and will be available to respond to appropriate questions from shareholders.

If the votes in favor of the proposal do not exceed the votes against the proposal, the Audit Committee will reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Moss Adams for professional services rendered with respect to the years ended December 31, 2013 and 2012. All of these services were approved by the Audit Committee:

	2013	2012
Audit Fees(1)	$296,000	$296,000
Audit Related Fees(2)	4,589	5,494
Tax Fees	-	-
All Other Fees	-	-
	$300,589	$301,494

(1)	Audit fees generally include the audit of our annual financial statements, the review and certification of our compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and review of our periodic reports filed with the SEC.
(2)	Audit related fees relate to incidental costs incurred during the audit and reviews.

Auditor Independence

In 2013, there were no other professional services provided by Moss Adams that would have required the Audit Committee to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•	Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•	Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF MOSS ADAMS LLP.

PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

Under regulations adopted by the SEC, shareholders must be given the opportunity to provide an advisory vote regarding the compensation of our named executive officers. This advisory vote, while not binding on the Board or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the named executive officers. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the named executive officer compensation package in the future. We conduct this advisory say-on-pay vote at each annual meeting of shareholders.

Our executive compensation programs are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, and reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the compensation program for our named executive officers is appropriate for the following reasons:

•	Our executive compensation program is weighted more toward incentive compensation than fixed elements such as salary; and
•	A significant portion of executive compensation is in the form of equity grants, with 70% in performance shares with a three-year performance cycle and 30% in stock options with vesting over five years, in each case based on grant date value, thus aligning the interests of our senior management with the long-term interests of our shareholders.

Accordingly, we are asking shareholders to approve the following non-binding advisory resolution:

“Resolved that, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion included in the Proxy Statement for our 2014 Annual Meeting of Shareholders is approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4 — APPROVAL OF THE 2014 STOCK INCENTIVE PLAN

Adoption of the 2014 Stock Incentive Plan

On March 4, 2014, the Board of Directors adopted, subject to shareholder approval, the Craft Brew Alliance, Inc. 2014 Stock Incentive Plan (the “2014 Plan”). Upon approval of the 2014 Plan, no additional grants of stock-based awards will be made under the 2010 Stock Incentive Plan, which is the only stock-based plan under which shares of our common stock are currently available for grants of awards.

The Board believes that the ability to grant new stock-based awards is important to us and our shareholders in order to enable us to attract, retain and reward highly qualified officers, key employees and directors, to motivate them to promote our long-term growth, profitability and success, and to provide incentives that are linked directly to increases in share value, which will also benefit our other shareholders.

The 2014 Plan provides for stock-based awards covering up to 1,000,000 shares of our common stock (subject to certain anti-dilution adjustments as described below). No awards have been allocated or granted under the 2014 Plan as of the date of this proxy statement. The market price of a share of common stock on April 1, 2014, was $15.60 per share.

The 2014 Plan will be administered by the Compensation Committee of the Board, unless the Board delegates administration of the 2014 Plan to a different Board committee or decides to administer the 2014 Plan itself.

A copy of the 2014 Plan is attached to this proxy statement as Appendix A. The following description summarizes the material provisions of the 2014 Plan. Please refer to Appendix A for additional information about the 2014 Plan.

Stock Subject to the 2014 Plan.  Subject to adjustment in the event of stock splits, stock dividends and similar events, up to 1,000,000 shares of our common stock are authorized for issuance under the 2014 Plan. If an award under the 2014 Plan is canceled or expires for any reason prior to full vesting or exercise, is settled in cash, is exchanged for other awards, or is otherwise forfeited or terminated, the shares covered by such awards will be added back to the shares available for future awards. Also, if shares are used to pay the exercise price of a stock option granted under the 2014 Plan, only the net number of shares issued will be counted in calculating the maximum number of shares remaining available under the 2014 Plan.

Eligibility to Receive Awards.  Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to the employees, non-employee directors, and consultants selected by the Compensation Committee from time to time. The number of persons eligible to participate in the 2014 Plan as of April 1, 2014, is estimated to be approximately 560 employees and seven non-employee directors.

Duration, Amendment and Termination of the 2014 Stock Incentive Plan

If the 2014 Plan is approved by the shareholders at the Annual Meeting, awards may be made under the 2014 Plan beginning on May 20, 2014. The Board may amend or terminate the 2014 Plan at any time, subject to shareholder approval to the extent required by law or securities exchange listing requirements. The Compensation Committee may amend the terms of any award outstanding under the 2014 Plan, prospectively or retroactively. The amendment or termination of the 2014 Plan or the amendment of an outstanding award under the 2014 Plan may not, without a participant’s consent, impair the participant’s rights or increase the participant’s obligations under his or her award or create or increase the participant’s federal income tax liability with respect to an award.

 Available Awards Under the 2014 Stock Incentive Plan

Types of Awards.  The 2014 Plan provides for the following types of awards: stock options, stock appreciation rights ("SARS"), restricted shares or units, and performance shares or units, as well as other stock-based awards, such as grants of unrestricted shares of common stock, securities convertible into or redeemable for shares, or awards valued using measures other than the market value of shares.

Terms and Conditions of Stock Option Grants.  Options granted under the 2014 Plan may be “incentive stock options” (“ISOs”) (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) or “nonqualified stock options.” Up to a maximum of 500,000 shares may be awarded as ISOs. The exercise price for each option granted under the 2014 Plan will be determined by the Compensation Committee, but must be at least 100% of the common stock’s fair market value on the date of grant. For purposes of the 2014 Plan, “fair market value” means the closing sale price for the common stock on The Nasdaq Stock Market.

The exercise price for shares purchased upon exercise of options may be in cash or as otherwise specified in the award agreement.  Subject to applicable law, award agreements may authorize payment in any combination of (a) cash or check, (b) delivering previously owned shares (including restricted shares, whether or not vested), (c) reducing the number of shares or other property otherwise vested and issuable pursuant to the award, (d) delivering a promissory note to us on such terms and over such period as the Compensation Committee may determine, or (e) delivering an irrevocable direction to a securities broker acceptable to the Compensation Committee.

The award agreement for each option will specify the term during which the option is exercisable. The term of ISOs may not be longer than ten years. The award agreement for each option may also specify a vesting schedule pursuant to which an option will become exercisable and the circumstances, if any, under which an option will remain exercisable if the option holder ceases to provide services to us. An option will not be exercisable following termination of an option holder’s services for cause, as defined in an employment or consulting agreement, if any, or otherwise as defined in the 2014 Plan. ISOs are subject to certain other limitations prescribed by the Code and set forth in the 2014 Plan.

Stock Appreciation Rights.  The Compensation Committee is authorized to grant awards of SARS with respect to a specified number of shares of common stock. A stock appreciation right will entitle the holder to receive an amount equal to the excess (or a portion of the excess) of the fair market value of the shares subject to the award at the time of exercise over the base price specified in the award agreement.  The base price must be at least 100% of the common stock’s fair market value on the date of grant. Payment upon exercise may be in cash, shares, or other property as specified in the award agreement.

Restricted Awards.  The Compensation Committee may make awards of “restricted stock,” which are actual shares of common stock, or “restricted stock units,” which are awards that have a value equal to the fair market value of a specified number of shares of common stock to be issued in the future. The Compensation Committee will determine the terms and conditions of each restricted award, including the restriction period, vesting schedule and forfeiture provisions, which may vary. A holder of shares received under a grant of restricted shares has all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. A holder of restricted stock units does not have the rights of a shareholder until the award is settled through the issuance of shares. Restricted awards may not be transferred prior to settlement. The Compensation Committee will establish the terms and conditions of restricted units so that they will comply with or be exempt from the requirements of Section 409A of the Code.

Performance Units or Shares.  A performance unit or performance share represents the right of a participant to receive an amount equal to the value of the performance unit or share, as determined by the Compensation Committee. The Compensation Committee will determine whether and to whom performance awards will be made, the performance goals applicable to each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the performance units. The number of performance units or shares earned will be determined by the Compensation Committee based on the degree of attainment of performance goals over a specified performance period. The measure of a performance unit may, in the discretion of the Compensation Committee, be equal to the fair market value of one share of our common stock. Payment of performance units or shares will be made in cash or shares as provided in the award agreement. Following the end of the performance period, a participant holding performance units or shares will be entitled to receive payment of an amount, not exceeding the maximum value of the performance units or shares, based on the achievement of the performance goals for such performance period, as determined by the Compensation Committee. The Compensation Committee will establish the terms and conditions of performance shares or units so that they will comply with or be exempt from the requirements of Section 409A of the Code.

Performance goals will be based on a pre-established objective formula or standard that specifies the manner of determining the amount of cash to be paid or the number of shares to be issued if the performance goal is attained. Performance goals must be established before (a) the date 90 days after the commencement of the applicable performance period or (b) the date on which 25% of the performance period has elapsed, whichever is earlier. Goals may be based on (i) performance criteria for us, a subsidiary, or an operating group, (ii) a Participant's individual performance, or (iii) a combination of both. Performance criteria for us may include one or more measures related to earnings, profitability, cash flow (including measures such as EBITDA), efficiency, gross margin, return to shareholders, such as earnings per share, net sales, operating income, revenue growth, return on equity, return on assets or return on invested capital. The performance goals for performance units granted to executive officers may relate to corporate performance, business unit performance, or a combination of both. Business unit performance goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a participant has responsibility. Performance goals for executive officers will be objective and designed to meet the requirements of Section 162(m) of the Code. Approval of the 2014 Plan by our shareholders will constitute approval of the foregoing performance goals for purposes of Section 162(m).

Additional Information

Termination of Employment. The terms and conditions under which an award may be exercised, if at all, after a participant's employment or service as a non-employee director or consultant is terminated will be determined by the Compensation Committee and specified in the applicable award agreement.

Transferability. Except as otherwise determined by the Compensation Committee, and expressly provided in an individual award agreement, awards granted under the 2014 Plan may not be assigned or otherwise transferred by the holder other than by will or the laws of descent and distribution.

Adjustment of Shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of our securities without the receipt of consideration by us, of or on the common stock, the Compensation Committee will make proportionate adjustments to the total number and type of shares for which awards may be granted under the 2014 Plan, the maximum number and type of shares which may be sold or awarded to any participant, the number and type of shares covered by each outstanding award, and the base price or purchase price per share under outstanding awards. The Compensation Committee may make proportionate adjustments as it deems appropriate in the event of any other change in capitalization affecting the common stock.

Change in Control. In the event of a change in control (as defined in the 2014 Plan), the Compensation Committee is given broad discretion to, among other things, accelerate the vesting of outstanding awards, convert or replace outstanding awards, or cancel outstanding awards in exchange for specified payments. Replacement and converted awards will continue to vest over the period (and at the same rate) as the awards which the replacement or converted awards replaced, unless determined otherwise by the Compensation Committee. The Compensation Committee may provide for a ten-day period prior to a change in control during which all outstanding awards will tentatively become fully vested; when the change in control occurs, all outstanding and unexercised awards will then immediately terminate. Unless the Compensation Committee specifically provides otherwise in an award agreement, awards will become vested as of a change in control date only if, or to the extent, such acceleration of vesting does not result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

Clawback. Awards granted under the 2014 Plan will be subject to recovery in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002. In addition, the Compensation Committee may impose such other clawback, recovery or recoupment provisions in an award agreement as it deems necessary or appropriate, including if the participant competes with us. No recovery of compensation under a clawback policy will give rise to a right to resign for "good reason" or "constructive termination" under any employment agreement with us.

No Repricings. Other than adjustments made in connection with a change in capitalization as provided in the 2014 Plan, without the prior approval of our shareholders, no option or SAR previously granted under the 2014 Plan may be amended to decrease the exercise or base price or be cancelled in exchange for the grant of any new option or SAR with a lower exercise or base price. Also, no option or SAR that is under water (with an exercise or base price above the then fair market value) may be repurchased for cash.

Award Limits for Purposes of Section 162(m) of the Code.  The 2014 Plan has been written to comply with the requirements of Section 162(m) of the Code, which relates to our ability to deduct certain executive compensation for federal income tax purposes. No individual may be granted stock options, SARS, or restricted awards covering more than 250,000 shares of common stock, or performance shares or units that could result in such individual receiving more than 250,000 shares or cash representing more than 250,000 shares during any fiscal year.

Information regarding awards under the 2010 Stock Incentive Plan. Information regarding outstanding awards made to our non-employee directors and executive officers is set forth above under the headings "Director Compensation" and “Executive Compensation.” Grants of awards under the 2010 Stock Incentive Plan (the "2010 Plan") on or before April 15, 2014, were as follows:

Name or Group	Option Shares(1)	Performance Shares(2)	Stock Grants
Terry E. Michaelson	72,212	87,920	-
Mark D. Moreland	40,063	45,524	-
Andrew J. Thomas	28,082	41,166	-
V. Sebastian Pastore	33,057	37,248	-
Executive Group	236,629	263,166	-
Non-Executive Director Group	-	-	62,315
Non-Executive Officer Employee Group(3)	117,935	4,589	-

(1)	Includes shares subject to options that were forfeited upon termination as follows: Mr. Pastore, 23,837 shares; all current and former executive officers as a group (including Mr. Pastore), 90,398 shares, and all non-executive employees, 12,339 shares.
(2)	Includes performance shares that have been cancelled or forfeited as follows: Mr. Michaelson, 75,183 shares; Mr. Moreland, 6,233 shares; Mr. Thomas, 3,930 shares; Mr. Pastore, 31,968 shares; and all executive officers as a group, including those listed above, 146,385 shares.
(3)	Employees other than executive officers were granted restricted stock units (“RSUs”) for a total of 12,700 shares in 2012 and 12,900 shares in 2013, subject to achieving our target EBITDA amount for that year. None of the RSUs vested.

As of April 1, 2014, the 2010 Plan had 324,344 shares reserved for future awards. At the meeting scheduled for earlier in the day on May 20, 2014, the Compensation Committee is expected to approve grants of nonqualified stock options and performance shares under the 2010 Plan as follows:

Name or Group	Grant Date Fair Value	Option Shares(1)	Performance Shares(1)	Stock Grants
Terry E. Michaelson	$-	-	-	-
Mark D. Moreland	119,134	3,700	8,620	-
Andrew J. Thomas	248,036	7,700	17,950	-
V. Sebastian Pastore	-	-	-	-
Executive Group	557,379	17,310	40,330	-
Non-Executive Director Group	-	-	-	13,462
Non-Executive Officer Employee Group	371,521	26,180	12,240	-

(1)	Estimated based on the closing price of the common stock on April 1, 2014.

Securities Authorized for Issuance Under Equity Compensation Plans
The following is a summary as of December 31, 2013 of all of our plans that provide for the issuance of equity securities as compensation. See Note 13 of Notes to Consolidated Financial Statements in Item 8 of our 2013 Form 10-K for additional information.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	420,324	(1)	$6.73	314,488
Equity compensation plans not approved by shareholders	-		-	-
Total	420,324		$6.73	314,488

(1)	Includes a total of 121,370 performance shares that may vest between March 31, 2014 and March 31, 2016, based on the achievement of financial targets over three separate three-year performance periods. The shares are not included in the calculation of weighted average price in column (b).

Federal Income Tax Consequences of Awards

The 2014 Plan is intended to comply with or be exempt from the requirements of Section 409A of the Code, which governs deferred compensation. The 2014 Plan is also intended to comply with certain requirements contained in Section 162(m) of the Code, which relates to the deductibility by us of certain executive compensation for federal income tax purposes.

The following discussion summarizes the principal anticipated federal income tax consequences of grants of stock options and other awards under the 2014 Plan to participants and to us. The information in this proxy statement concerning federal income tax consequences is intended only for the general information of shareholders. Participants in the 2014 Plan should consult their own tax advisors, as the particular terms of individual awards and their specific circumstances likely will affect their particular income tax consequences.

Tax Consequences to Participants

Incentive Stock Options. Incentive stock options under the 2014 Plan are intended to meet the requirements of Section 422 of the Code. No taxable income results to a participant upon the grant of an incentive stock option or upon the issuance of shares when the option is exercised. The amount realized on the sale or taxable exchange of such shares in excess of the exercise price will be considered a capital gain, except that if such disposition occurs within one year after exercise of the option or two years after grant of the option, the participant will recognize compensation taxable at ordinary income tax rates measured by the amount by which the lesser of (a) the fair market value on the date of exercise or (b) the amount realized on the sale of the shares, exceeds the exercise price. For purposes of determining alternative minimum taxable income, an incentive stock option is treated as a nonqualified option.

Nonqualified Options. No taxable income is recognized upon the grant of a nonqualified option. In connection with the exercise of a nonqualified option, a participant will generally recognize ordinary compensation income (self‑employment income for non‑employee directors) in an amount equal to the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. Any gain upon sale of the shares in excess of the fair market value of the shares on the date of exercise will be capital gain and any loss will be capital loss.

Payment of Exercise Price in Shares.  The Compensation Committee may permit participants to pay all or a portion of the exercise price of stock options using previously-acquired shares of our common stock. If an option is exercised and payment is made in previously held shares, there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

SARs. The grant of SARs to a participant will not cause the recognition of income by the participant.  Upon exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares delivered to the participant.

Restricted and Performance Awards. In the case of awards of restricted or performance shares or units, in general, a participant will not recognize any income upon issuance of an award. Generally, the participant will be required to recognize ordinary compensation income at the date or dates, if any, that shares vest in an amount equal to the value of such shares plus any cash received at the date of vesting. Taxable income generally is not recognized with respect to restricted units or performance shares or units until the participant is entitled to delivery of the underlying shares.

Tax Consequences to Us

To the extent participants qualify for capital gains treatment with respect to the sale of shares acquired pursuant to exercise of an incentive stock option, we will not be entitled to any tax deduction in connection with incentive stock options. In all other cases, we will be entitled to receive a federal income tax deduction at the same time and in the same amount as the amount which is taxable to participants as ordinary income with respect to awards.

Board Recommendation and Vote Required

The Board of Directors recommends that shareholders vote FOR the approval of the 2014 Stock Incentive Plan. If a quorum is present at the Annual Meeting, the proposal to approve the 2014 Plan will be approved if the proposal receives more votes “FOR” than votes “AGAINST” at the meeting. Broker non-votes will have no effect on the outcome of the vote on this proposal.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2015 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of Craft Brew Alliance, Inc. at our principal executive offices, no later than December 17, 2014.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2015 Annual Meeting of Shareholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Craft Brew Alliance, Inc. by December 17, 2014. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2013 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2013 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC, is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. The 2013 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Shareholders.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CRAFT BREW ALLIANCE, INC.

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

April 16, 2014
Portland, Oregon

Appendix A

CRAFT BREW ALLIANCE, INC.

2014 STOCK INCENTIVE PLAN

2014 Stock Incentive Plan

-i-

(continued)
-ii-

(continued)

-iii-

CRAFT BREW ALLIANCE, INC.
2014 STOCK INCENTIVE PLAN

ARTICLE 1
ESTABLISHMENT AND PURPOSE

1.1                Establishment.  Craft Brew Alliance, Inc., a Washington corporation (the "Corporation"), hereby establishes the Craft Brew Alliance, Inc., 2014 Stock Incentive Plan (the "Plan"), effective as of _________________, 2014 (the "Effective Date").

1.2                Purpose.  The purpose of the Plan is to promote and advance the interests of the Corporation and its shareholders by enabling the Corporation to attract, retain, and reward employees, directors, and outside consultants of the Corporation and its subsidiaries.  It is also intended to strengthen the mutuality of interests between such employees, directors, and consultants and the Corporation's shareholders.  The Plan is designed to serve these purposes by offering stock options and other equity‑based incentive awards, thereby providing a proprietary interest in pursuing the long‑term growth, profitability, and financial success of the Corporation.

ARTICLE 2
DEFINITIONS

2.1                 Defined Terms.  For purposes of the Plan, the following terms have the meanings set forth below:

"Affiliate" means any parent corporation or subsidiary corporation of the Corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

"Award" means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, Performance Unit Awards, or Other Stock‑Based Awards pursuant to the Plan.

"Award Agreement" means an agreement as described in Section 5.4.

"Board" means the Board of Directors of the Corporation.

"Change in Control" means:

(i)               Any one person or entity, or more than one person or entity acting as a group (as defined in Treasury Regulation Section 1.409A-3), acquires ownership of stock of the Corporation that, together with stock previously held by the acquirer, constitutes more than 50 percent of the total fair market value or total voting power of the Corporation's stock.  If any one person or entity, or more than one person or entity acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the Corporation's stock, the acquisition of additional stock by the same person or entity or persons or entities acting as a group does not cause a Change in Control.  An increase in the percentage of stock owned by any one person or entity, or persons or entities acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property, is treated as an acquisition of stock; or

2014 Stock Incentive Plan

(ii)              A majority of the members of the Corporation's board of directors is replaced during any 12‑month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or

(iii)            Any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the 12‑month period ending on the date of the most recent acquisition by that person or entity or persons or entities acting as a group) assets from the Corporation that have a total gross fair market value equal to at least 75 percent of the total gross fair market value of all the Corporation's assets immediately prior to the acquisition or acquisitions.  Gross fair market value means the value of the Corporation's assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change in Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership.  The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option.

"Change in Control Date" means the date a Change in Control actually occurs.

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute, together with rules, regulations, and interpretations promulgated thereunder.

"Committee" means the committee appointed by the Board, if any, to administer the Plan as provided in Article 3 of the Plan.  If no separate committee has been appointed to administer the Plan, the term "Committee" will refer to the full Board as administrator of the Plan.

"Common Stock" means the common stock of the Corporation.

"Consultant" means any consultant or adviser to the Corporation or an Affiliate selected by the Committee, who is not an employee of the Corporation or an Affiliate.

"Continuing Restriction" means a Restriction contained in Sections 5.5(d), 5.5(g), 5.5(j), 14.4, 14.6 and 14.7 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

"Continuous Service" means that the Participant's service with the Corporation or an Affiliate, whether as an Employee, Non-Employee Director or Consultant, is not interrupted or terminated.  The Committee may in its sole discretion determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Corporation, including sick leave, maternity leave, military leave or any other personal leave, or (ii) a change in the capacity in which the Participant renders services to the Corporation or an Affiliate.

2014 Stock Incentive Plan

"Corporation" means Craft Brew Alliance, Inc., a Washington corporation, or any successor corporation.

"Disability" means the condition of being "disabled" within the meaning of Section 22(e)(3) of the Code.

"Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute, together with rules and interpretations promulgated thereunder.

"Fair Market Value" means, on any given day, the fair market value per share of the Common Stock determined as follows:

(a)            If the Common Stock is traded on an established securities exchange, including without limitation The Nasdaq Stock Market or any successor market thereto, the closing sale price of Common Stock as reported for such day by the principal exchange on which the Common Stock is traded (as determined by the Committee) or, if Common Stock was not traded on such day, on the next preceding day on which the Common Stock was traded;

(b)            If trading activity in the Common Stock is reported on an established over-the-counter market, including without limitation the OTC Markets or any successor market thereto, the closing sale price of Common Stock as reported for such day by the principal market on which the Common Stock is traded (as determined by the Committee) or, if Common Stock was not traded on such day, on the next preceding day on which the Common Stock was traded;

(c)            If there is no market for the Common Stock or if trading activities for the Common Stock are not reported in one of the manners described above, the Fair Market Value will be as determined by the Committee, including valuation by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date that is no more than 12 months before the date of the transaction for which the appraisal is used (e.g., the date of grant of an Award) or such other reasonable valuation method acceptable under Treasury Regulation Section 1.409A-1(b)(5)(iv).

"Incentive Stock Option" or "ISO"  means any Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

"Non-Employee Director" means a member of the Board, or of the board of directors or similar managing body of an Affiliate, who is not an employee of the Corporation or any Affiliate.

"Nonqualified Option" or "NQO" means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

2014 Stock Incentive Plan

"Option" means an ISO or an NQO.

"Other Stock‑Based Award" means an Award as defined in Section 10.1.

"Participant" means an employee of the Corporation or an Affiliate, a Consultant or a Non‑Employee Director who is granted an Award under the Plan.

"Performance Goals" means goals approved by the Committee pursuant to Section 5.6.

"Performance Period" means a period of time over which performance is measured.

"Performance Unit" means the unit of measure determined under Article 9 by which is expressed the value of a Performance Unit Award.

"Performance Unit Award" means an Award granted under Article 9.

"Plan" means this Craft Brew Alliance, Inc., 2014 Stock Incentive Plan, as set forth herein and as it may be amended from time to time.

"Reporting Person" means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

"Restricted Award" means a Restricted Share or a Restricted Unit granted pursuant to Article 8 of the Plan.

"Restricted Share" means an Award described in Section 8.1(a) of the Plan.

"Restricted Unit" means an Award of units representing Shares described in Section 8.1(b) of the Plan.

"Restriction" means a provision in the Plan or in an Award Agreement which limits the exercisability or transferability, or which governs the forfeiture or required sale, of an Award or Shares, cash, or other property payable pursuant to an Award.

"Share" means a share of Common Stock.

"Stock Appreciation Right" or "SAR" means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 7 of the Plan.

"Vest," "Vesting," or "Vested" means:

(a)            In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

2014 Stock Incentive Plan

(b)            In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c)            In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d)            In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2                Gender and Number.  Except where otherwise indicated by the context, any masculine or feminine terminology used in the Plan also includes the opposite gender; and the definition of any term in Section 2.1 in the singular also includes the plural, and vice versa.

ARTICLE 3
ADMINISTRATION

3.1                Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.2.  The body administering the plan from time to time is referred to herein as the "Committee."

3.2                Delegation to Committee.  The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated.  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to further delegate administrative powers, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan.

3.3                Requirements for Performance Awards.  All Performance Goals under the Plan will be established and administered by, and all Awards intending to qualify as a performance-based award will be granted by, a duly constituted committee consisting of a sufficient number of "outside directors" within the meaning of 162(m) of the Code so as to qualify the committee for purposes of Section 162(m)(4)(C) of the Code.

3.4                Authority of the Committee.  The Committee has full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board in the event of delegation to a board committee) to administer the Plan in its sole discretion, including the authority to:

(a)            Construe and interpret the Plan and any Award Agreement;

(b)           Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

2014 Stock Incentive Plan

(c)            Select the employees, Non‑Employee Directors, and Consultants who will be granted Awards;

(d)            Determine the number and types of Awards to be granted to each Participant;

(e)            Determine the number of Shares, or Share equivalents, to be subject to each Award;

(f)             Determine the Fair Market Value of Shares if no public market exists for such Shares;

(g)           Determine the option price, purchase price, base price, or similar feature for any Award;

(h)           Accelerate Vesting of Awards and waive any Restrictions; and

(i)             Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, will be final, conclusive, and binding on all Participants.

3.5                Action by the Committee.  A majority of the members of the Committee will constitute a quorum for the transaction of business.  Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all of the members of the Committee, will be the valid acts of the Committee.

3.6                Further Delegation.  Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer of the Corporation the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons.

ARTICLE 4
DURATION; SHARES SUBJECT TO THE PLAN; ELIGIBILITY

4.1                Duration of the Plan.  The Plan is effective as of the Effective Date.  The Plan will terminate ten years after the Effective Date or, if earlier, when Awards have been granted covering all available Shares or the Plan is otherwise terminated by the Board.  Termination of the Plan will not affect outstanding Awards.

4.2                Prior Plans.  The Plan is separate from the Craft Brew Alliance, Inc., 2010 Stock Incentive Plan, the Craft Brew Alliance, Inc. 2007 Stock Incentive Plan, and the Craft Brew Alliance, Inc. 2002 Stock Option Plan (the "Prior Plans").  The adoption of the Plan neither affects nor is affected by the continued existence of the Prior Plans except that no further Awards will be granted under the Prior Plans after the Effective Date.

2014 Stock Incentive Plan

4.3                Shares Subject to the Plan.  The Shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares.  Subject to adjustment pursuant to Article 12, the maximum number of Shares for which Awards may be granted under the Plan is 1,000,000, and the maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 500,000.  If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant, is settled in cash in lieu of Shares or is exchanged for other Awards, or is otherwise forfeited or terminated, all Shares covered by such Awards will be added back into the number of Shares available for future Awards under the Plan.  In addition, if the exercise price of any Option granted under the Plan is satisfied by tendering Shares to the Corporation, only the number of Shares issued net of Shares tendered to the Corporation shall be deemed delivered for purposes of determining the maximum number of Shares available under the Plan.

4.4                Reservation of Shares.  The Corporation, during the term of the Plan and any outstanding Awards, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

4.5                Eligibility.  Employees of the Corporation and any subsidiary (including employees who may also be directors of the Corporation or a subsidiary), Consultants, and Non‑Employee Directors are eligible to receive Awards under the Plan.

ARTICLE 5
AWARDS

5.1                Types of Awards.  The types of Awards that may be granted under the Plan are:

(a)            Options governed by Article 6 of the Plan;

(b)           Stock Appreciation Rights governed by Article 7 of the Plan;

(c)            Restricted Awards governed by Article 8 of the Plan;

(d)           Performance Unit Awards governed by Article 9 of the Plan; and

(e)            Other Stock‑Based Awards or combination awards governed by Article 10 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

5.2                General.  Subject to the limitations of the Plan, the Committee may cause the Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate.  Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant.  A Participant may receive more than one Award and more than one type of Award under the Plan.  Awards of Performance Units shall be earned solely upon attainment of Performance Goals, and the Committee shall have no discretion to increase such Awards.

2014 Stock Incentive Plan

5.3                Nonuniform Determinations.  The Committee's determinations under the Plan or under one or more Award Agreements, including, without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

5.4                Award Agreements.  Each Award will be evidenced by a written agreement (an "Award Agreement") between the Corporation and the Participant.  Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

5.5                Provisions Governing All Awards.  All Awards are subject to the following provisions:

(a)           Alternative Awards.  If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award will automatically cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b)           Rights as Shareholders.  No Participant will have any rights of a shareholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant.

(c)            Employment Rights.  Neither the adoption of the Plan nor the granting of any Award confers on any person the right to continued employment with the Corporation or any Affiliate or the right to remain as a director of or a Consultant to the Corporation or any Affiliate, as the case may be, nor does it interfere in any way with the right of the Corporation or an Affiliate to terminate such person's employment or to remove such person as a Consultant or as a director at any time for any reason, with or without cause.

(d)           Restriction on Transfer.  Unless otherwise expressly provided in an individual Award Agreement, each Award (other than Restricted Shares after they Vest) will not be transferable other than by will or the laws of descent and distribution and will be exercisable (if exercise is required), during the lifetime of the Participant, only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant's guardian or legal representative.  Notwithstanding the foregoing, any Award may be surrendered to the Corporation pursuant to Section 5.5(h) in connection with the payment of the purchase or option price of another Award or the payment of the Participant's federal, state, or local tax withholding obligation with respect to the exercise or payment of another Award.

(e)            Termination of Employment.  The terms and conditions under which an Award may be exercised, if at all, after a Participant's termination of employment or service as a Non‑Employee Director or Consultant will be determined by the Committee and specified in the applicable Award Agreement.

2014 Stock Incentive Plan

(f)             Change in Control.  In connection with a Change in Control, the Committee, in its sole discretion, may, unless otherwise provided in an Award Agreement:

(i)            Provide that, upon the occurrence of a Change in Control Date, each outstanding Award will become immediately Vested to the full extent not previously Vested.  Any such acceleration of Award Vesting must comply with applicable regulatory requirements and any Participant will be entitled to decline the accelerated Vesting of all or any portion of his or her Award, if he or she determines that such acceleration may result in adverse tax consequences to him or her; and

(ii)            In the event the Board approves a proposal that will result in a Change in Control or a Change in Control Date occurs (each, a "Transaction"), the Committee may, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(A)          The Committee may provide that outstanding Awards will be converted into or replaced by Awards of a similar type in the stock of the surviving or acquiring corporation in the Transaction.  The amount and type of securities subject to and the exercise price (if applicable) of the replacement or converted Awards will be determined by the Committee based on the exchange ratio, if any, used in determining shares of the surviving corporation to be issued to holders of Shares of the Corporation.  If there is no exchange ratio in the Transaction, the Committee will, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as the Committee deems relevant.  Such replacement or converted Awards will continue to Vest over the period (and at the same rate) as the Awards which the replacement or converted Awards replaced, unless determined otherwise by the Committee; or

(B)            The Committee may provide a ten-day period prior to the consummation of the Transaction during which all outstanding Awards will tentatively become fully Vested, and upon consummation of such Transaction, all outstanding and unexercised Awards will immediately terminate.  If the Committee elects to provide such ten-day period for the exercise of Awards, the Committee must provide written notice (a "Proposal Notice") to all Participants at least 15 days prior to the commencement of such ten‑day period and must so state its intention to terminate all unexercised Awards.  Participants, by written notice to the Corporation, may exercise their Awards and, in so exercising the Awards, may condition such exercise upon, and provide that such exercise will become effective immediately prior to, the consummation of the Transaction, in which event Participants need not make payment for any Common Stock to be purchased upon exercise of an Award until five days after written notice by the Corporation to the Participants that the Transaction has been consummated.  If the Transaction is consummated, each Award, to the extent not previously exercised prior to the consummation of the Transaction, will terminate and cease being exercisable as of the effective date of such Transaction.  If the Transaction is abandoned, (1) all outstanding Awards not exercised will continue to be Vested and exercisable, to the extent such Awards were Vested and exercisable prior to the date of a Proposal Notice, and (2) to the extent that any Awards not exercised prior to such abandonment have become Vested and exercisable solely by operation of this Section 5.5(f)(ii), such Vesting and exercisability will be deemed annulled, and the Vesting and exercisability provisions otherwise in effect will be reinstituted, as of the date of such abandonment; or

2014 Stock Incentive Plan

(C)            The Committee may provide that outstanding Awards that are not fully Vested will become fully Vested subject to the Corporation's right to pay each Participant a cash amount (determined by the Committee and based on the amount, if any, being received by the Corporation's shareholders in the Transaction) in exchange for cancellation of the applicable Award.

Unless the Committee specifically provides otherwise in a Change in Control provision for a specific Award Agreement, Awards will become Vested as of a Change in Control Date only if, or to the extent, such acceleration in the Vesting of the Awards does not result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.  The Committee, in its discretion, may include specific Change in Control provisions in some Award Agreements and not in others, may include different Change in Control provisions in different Award Agreements, and may include Change in Control provisions for some Awards or some Participants and not for others.

(g)            Conditioning or Accelerating Benefits.  The Committee, in its discretion, may include in any Award Agreement a provision conditioning or accelerating the Vesting of an Award or the receipt of benefits pursuant to an Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including without limitation, a Change in Control of the Corporation (subject to Section 5.5(f)), a sale of all or substantially all of the property and assets of Corporation, or an event of the type described in Article 12 of this Plan.

(h)            Payment of Purchase Price and Withholding.  The Committee, in its discretion, may include in any Award Agreement a provision permitting the Participant to pay the purchase or option price, if any, for Shares or other property issuable pursuant to the Award, in whole or in part by any one or more of the following methods; provided, however, that the availability of any one or more methods of payment may be suspended from time to time if the Committee determines that the use of such payment method would result in adverse financial accounting treatment for the Corporation or a violation of laws or regulations applicable to the Corporation:

2014 Stock Incentive Plan

(i)            By delivering cash or a check;

(ii)           By delivering previously owned Shares (including Restricted Shares, whether or not Vested);

(iii)         By reducing the number of Shares or other property otherwise Vested and issuable pursuant to the Award;

(iv)        Unless specifically prohibited by any applicable statute or rule, including, without limitation, the provisions of the Sarbanes-Oxley Act of 2002, by delivering to the Corporation a promissory note on such terms and over such period as the Committee may determine;

(v)          In the event Shares are publicly traded, by delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee (subject to the provisions of the Sarbanes-Oxley Act of 2002 and any other applicable statute or rule); or

(vi)        In any combination of the foregoing or in any other form approved by the Committee.

If Restricted Shares are surrendered in full or partial payment of the purchase or option price of Shares issuable under an Award, a corresponding number of the Shares issued upon exercise of the Award will be Restricted Shares subject to the same Restrictions as the surrendered Restricted Shares.  Shares withheld or surrendered as described above will be valued based on their Fair Market Value on the date of the transaction.  Any Shares withheld or surrendered with respect to a Reporting Person will be subject to such additional conditions and limitations as the Committee may impose to comply with the requirements of the Exchange Act.

(i)            Service Periods.  At the time of granting an Award, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

(j)            Clawback/Recovery.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Corporation is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Corporation's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002.  In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including without limitation in the event the Participant accepts employment with a competitor of the Corporation or otherwise competes with the Corporation.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for "good reason" or "constructive termination" (or similar term) under any agreement with the Corporation or an Affiliate.

2014 Stock Incentive Plan

5.6                Performance Goals.

(a)            In the event an Award is intended to be performance-based, the Committee will establish Performance Goals for each Performance Period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select.  Unless otherwise permitted under Code Section 162(m), the Committee shall establish the Performance Goal(s) applicable to each Award intended to be performance-based in writing no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goal(s) remains substantially uncertain.  Performance Goals may be based on (i) performance criteria for the Corporation, a subsidiary, or an operating group, (ii) a Participant's individual performance, or (iii) a combination of both.  Performance Goals may include objective and subjective criteria.  Except with respect to goals set pursuant to Section 5.6(b), during any Performance Period, the Committee may adjust the Performance Goals for such Performance Period as it deems equitable in recognition of unusual or nonrecurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(b)            The Performance Goals for Performance Units or Restricted Awards granted to executive officers of the Corporation may relate to corporate performance, business unit performance, or a combination of both.

(i)            Corporate Performance Goals will be based on financial performance goals related to the performance of the Corporation as a whole and may include one or more measures related to earnings, profitability, cash flow (including measures such as Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)), efficiency, gross margin, return to shareholders, such as earnings per share, net sales, operating income, revenue growth, return on equity, return on assets or return on invested capital.

(ii)          Business unit Performance Goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a Participant has responsibility.  Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introducing products, limiting losses or containing risks, or other identifiable objectives.  Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, net sales, earnings, profitability, efficiency, gross margin, operating income, return on equity or tangible equity, or return on assets.

(iii)         Any corporate or business unit Performance Goals may be expressed as absolute amounts or as ratios or percentages.  Success may be measured against various standards, including targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

2014 Stock Incentive Plan

(iv)        Prior to the payment of any Award intended to be performance-based, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied.

ARTICLE 6
OPTIONS

6.1                Types of Options.  Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options.  The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQO.  In the event the Code is amended to provide for tax‑favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options.  ISOs may not be awarded unless the Plan is approved by shareholders within 12 months of adoption of the Plan.

6.2                General.  All Options will be subject to the terms and conditions set forth in Article 5 and this Article 6 and Award Agreements governing Options may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

6.3                Option Price.  Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which may not be less than 100 percent of the Fair Market Value of a Share on the date of grant for all Options.

6.4                Option Term.  The Award Agreement for each Option will specify the term of each Option, which may be unlimited or may have a specified period during which the Option may be exercised, as determined by the Committee; provided, however, that no ISO may be exercisable after the expiration of ten years from the date such ISO is granted.

6.5                Time of Exercise.  The Award Agreement for each Option will specify, as determined by the Committee:

(a)            The time or times when the Option becomes exercisable and whether the Option becomes exercisable in full or in graduated amounts based on:  (i) continuation of employment over a period specified in the Award Agreement, (ii) satisfaction of Performance Goals or other criteria specified in the Award Agreement, or (iii) a combination of continuation of employment and satisfaction of Performance Goals or other criteria;

(b)            Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

(c)            The extent, if any, to which the Option will remain exercisable after the Participant ceases to be an employee, Consultant, or director of Corporation or an Affiliate.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the time when an Option becomes exercisable may be accelerated or otherwise modified (i) in the event of the death, Disability, or retirement of the Participant or (ii) upon the occurrence of a Change in Control.  The Committee may, at any time in its discretion, accelerate the time when all or any portion of an outstanding Option becomes exercisable.

2014 Stock Incentive Plan

6.6                Special Rules for Incentive Stock Options.  In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement will conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such ISO is granted.  ISOs may be granted only to employees of the Corporation or an Affiliate.  ISOs may not be granted under the Plan after ten years following the Effective Date, unless the ten‑year limitation of Section 422(b)(2) of the Code is removed or extended.

6.7                Restricted Shares.  In the discretion of the Committee, the Shares issuable upon exercise of an Option may be Restricted Shares if so provided in the Award Agreement for the Option.

6.8                Limitation on Number of Shares Subject to Options.  In no event may Options for more than 250,000 Shares be granted to any individual under the Plan during any calendar year.  To the extent required by Section 162(m) of the Code, if any Option is canceled, the canceled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to an individual under the Plan.

ARTICLE 7
STOCK APPRECIATION RIGHTS

7.1                General.  Stock Appreciation Rights are subject to the terms and conditions set forth in Article 5 and this Article 7 and Award Agreements governing Stock Appreciation Rights may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

7.2                Nature of Stock Appreciation Right.  A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR is being exercised.  The base price will be designated by the Committee in the Award Agreement for the SAR and may be the Fair Market Value of a Share on the grant date of the SAR or such other higher price as the Committee determines.  The base price may not be less than the Fair Market Value of a Share on the grant date of the SAR.

7.3                Exercise.  A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee.  The Committee may also provide that a SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions.

2014 Stock Incentive Plan

7.4                Form of Payment.  Payment upon exercise of a Stock Appreciation Right may be made in cash, in Shares, in other property, or in any combination of the foregoing, or in any other form as the Committee may determine.

7.5                Limitation on Number of Stock Appreciation Rights.  The maximum number of Shares with respect to which Stock Appreciation Rights may be granted to any individual under the Plan during any calendar year is 250,000.  To the extent required by Section 162(m) of the Code, if any SAR is canceled, the canceled SAR shall continue to be counted against the maximum number of Shares for which SARs may be granted to an individual under the Plan.

ARTICLE 8
RESTRICTED AWARDS

8.1                Types of Restricted Awards.  Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Units.

(a)            Restricted Shares.  A Restricted Share is an Award of Shares to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, a requirement that the Participant forfeit such Restricted Shares back to the Corporation upon termination of Participant's employment (or service as a Non-Employee Director or Consultant) for specified reasons within a specified period of time or upon other conditions, including failure to achieve Performance Goals, as set forth in the Award Agreement for such Restricted Shares.  Each Participant receiving a Restricted Share will be issued a stock certificate in respect of such Shares, registered in the name of such Participant, and will execute a stock power in blank with respect to the Shares evidenced by such certificate.  The certificate evidencing such Restricted Shares and the stock power will be held in custody by the Corporation until the Restrictions have lapsed.

(b)            Restricted Units.  A Restricted Unit is an Award of units (with each unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant's employment (or service as a Non-Employee Director or Consultant) for specified reasons within a specified period of time or upon other conditions, including failure to achieve Performance Goals, as set forth in the Award Agreement for such Restricted Units.  The Committee will set the terms and conditions of the Award Agreement so that the Restricted Unit Award will comply with or be exempt from Code Section 409A.

8.2                General.  Restricted Awards are subject to the terms and conditions of Article 5 and this Article 8 and Award Agreements governing Restricted Awards may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

8.3                Restriction Period.  Award Agreements for Restricted Awards will provide that Restricted Awards, and the Shares subject to Restricted Awards, may not be transferred, and may provide that, in order for a Participant to Vest in such Restricted Awards, the Participant must remain in the employment (or remain as a Non-Employee Director or Consultant) of the Corporation or its Affiliates, subject to relief for reasons specified in the Award Agreement, for a period commencing on the grant date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (the "Restriction Period").  During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under or governed by a Restricted Award grant.  The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period.  In addition, the Committee, in its discretion, may condition Vesting of Restricted Awards on continued employment (or service as a Non-Employee Director or Consultant) or attainment of Performance Goals, or both.

2014 Stock Incentive Plan

8.4                Forfeiture.  If a Participant ceases to be an employee (or Consultant or Non‑Employee Director) of the Corporation or an Affiliate during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement, the Award Agreement may require that all non‑Vested Restricted Awards previously granted to the Participant be forfeited and returned to the Corporation.

8.5                Settlement of Restricted Awards.

(a)            Restricted Shares.  Upon Vesting of a Restricted Share Award, the restrictive stock legend on certificates for such Shares covering applicable Restrictions will be removed, the Participant's stock power will be returned, and the Shares will no longer be Restricted Shares.

(b)            Restricted Units.  Upon Vesting of a Restricted Unit Award, a Participant is entitled to receive payment for Restricted Units in an amount equal to the aggregate Fair Market Value of the Shares covered by such Restricted Units at the expiration of the Applicable Restriction Period.  Payment in settlement of a Restricted Unit will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Restricted Shares or in unrestricted Shares equal to the number of Restricted Units or in any other manner or combination as the Committee, in its sole discretion, determines.

8.6                Rights as a Shareholder.  A Participant has, with respect to unforfeited Shares received under a grant of Restricted Shares, all the rights of a shareholder of the Corporation, including the right to vote the Shares and the right to receive any cash dividends.  Stock dividends issued with respect to Restricted Shares will be treated as additional Shares covered by the grant of Restricted Shares and will be subject to the same Restrictions.  A Participant will have no rights as a shareholder with respect to a Restricted Unit Award until Shares are issued to the Participant in settlement of the Award.

8.7                Limitation in Number of Restricted Awards.  The maximum number of Shares with respect to which Restricted Awards may be granted to any individual under the Plan during any calendar year is 250,000.  To the extent required by Section 162(m) of the Code, if any Restricted Award is canceled, the canceled Restricted Award shall continue to be counted against the maximum number of Shares for which Restricted Awards may be granted to an individual under the Plan.

2014 Stock Incentive Plan

ARTICLE 9
PERFORMANCE UNITS

9.1                General.  Performance Units are subject to the terms and conditions set forth in Article 5 and this Article 9 and Award Agreements governing Performance Units may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

9.2                Nature of Performance Units.  Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.

9.3                Performance Period.  At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured.  There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

9.4                Performance Measures.  Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals established in accordance with Section 5.6.

9.5                Performance Unit Value.  Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award.  Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals.  The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Common Stock.

9.6                Payment.

(a)            Following the end of the Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

(b)            Payment of Performance Units shall be made in cash or Shares, as designated by the Committee in the Award Agreement.  Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.  A Participant shall be paid with respect to the Participant's Performance Units no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A, unless the Award includes terms that comply with Section 409A.

9.7                Limitation on Performance Units.  If denominated in dollars, the maximum aggregate dollar value of Performance Units that may be awarded to any individual with respect to a Performance Period may not exceed $1,000,000 for each calendar year included in such Performance Period.  If denominated in Shares, the maximum number of Shares with respect to which Performance Units may be granted to any individual under the Plan during any calendar year is 250,000.

2014 Stock Incentive Plan

ARTICLE 10
OTHER STOCK-BASED AND COMBINATION AWARDS

10.1             Other Stock‑Based Awards.  The Committee may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares.  Other Stock-Based Awards are not restricted to any specific form or structure and may include, without limitation, grants of unrestricted Shares, Share purchase warrants, other rights to acquire Shares, and securities convertible into or redeemable for Shares.  Such Other Stock‑Based Awards may be granted either alone, in addition to, or in tandem with, any other type of Award granted under the Plan.

10.2             Combination Awards.  The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of the Corporation, including the plan of any acquired entity.  No action authorized by this section will reduce the amount of any existing benefits or change the terms and conditions thereof without the Participant's consent.

ARTICLE 11
DIVIDEND EQUIVALENTS

Any Awards may, at the discretion of the Committee, earn dividend equivalents.  In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the Shares covered by such Award, had such covered Shares been issued and outstanding on such dividend record date.  The Committee will establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

ARTICLE 12
ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

12.1            Plan Does Not Restrict the Corporation.  The existence of the Plan and the Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in the Corporation's capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Corporation's capital stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

12.2            Mandatory Adjustment.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of the Corporation's securities without the receipt of consideration by the Corporation, of or on the Common Stock, the Committee shall make proportionate adjustments or substitution to the aggregate number and type of Shares for which Awards may be granted under the Plan, the maximum number and type of Shares which may be sold or awarded to any Participant, the number and type of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards.

2014 Stock Incentive Plan

12.3            Adjustments by the Committee.  In the event of any change in capitalization affecting the Common Stock of the Corporation not described in Section 12.2 above, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards.  The Committee may also make such adjustments in the number of Shares covered by, and price or other value of, any outstanding Awards in the event of a spin‑off or other distribution (other than normal cash dividends), of the Corporation assets to shareholders.

ARTICLE 13
AMENDMENT AND TERMINATION

13.1            Amendment of Plan.  The Board at any time, and from time to time, may amend or terminate the Plan.  However, except as provided in Article 12, no amendment shall be effective unless approved by the shareholders of the Corporation to the extent shareholder approval is necessary to satisfy any applicable law or securities exchange listing requirements.  At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

13.2            Shareholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

13.3            Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Code Section 409A or to bring the Plan or Awards granted under it into compliance therewith.

13.4            No Impairment of Rights.  Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Corporation requests the consent of the Participant and (b) the Participant consents in writing.  However, an amendment of the Plan that results in a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the vested Award or, in the case of an Option, the difference between the Fair Market Value and the exercise price for all Shares subject to the Option, shall not be an impairment of the Participant's rights that requires consent of the Participant.

2014 Stock Incentive Plan

13.5            Amendment of Awards.  Subject to Section 13.6, the Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under his or her Award or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent (provided, however, a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Shares subject to an Option and the exercise price, shall not constitute an impairment of the Participant's rights that requires consent).

13.6            No Repricings or Underwater Buyouts.  Except for adjustments made pursuant to Article 12, without the prior approval of the Corporation’s shareholders, no Option or SAR granted under the Plan may:

(a)            be amended to decrease the exercise price (in the case of an Option) or base price (in the case of a SAR),

(b)            be cancelled in exchange for the grant of any new Option or SAR with a lower exercise or base price or any other new Award, or

(c)            otherwise be subject to any action that would be treated under accounting rules or otherwise as a "repricing" of such Option or SAR (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Option or SAR).

ARTICLE 14
MISCELLANEOUS

14.1            Tax Withholding.  The Corporation has the right to deduct from any settlement of any Award under the Plan, including the delivery or Vesting of Shares or Awards, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes.  The recipient of any payment or distribution under the Plan has the obligation to make arrangements satisfactory to the Corporation for the satisfaction of any such tax withholding obligations.  The Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

14.2            Unfunded Plan.  The Plan will be unfunded and the Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan.  Any liability of the Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan.  No such obligation of the Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

14.3            Fractional Shares.  No fractional Shares of Common Stock will be issued or delivered under the Plan or any Option and Options granted under the Plan will not be exercisable with respect to fractional Shares.  In lieu of such fractional Shares, the Corporation will pay an amount in cash equal to the same fraction using the Fair Market Value of a Share of Common Stock.

2014 Stock Incentive Plan

14.4            Annulment of Awards.  Any Award Agreement may provide that the grant of an Award payable in cash is revocable until cash is paid in settlement thereof or that grant of an Award payable in Shares is revocable until the Participant becomes entitled to the certificate in settlement thereof.  In the event a Participant's employment (or services as a Non-Employee Director or Consultant) terminates for cause (as defined below), any Award which is revocable will be annulled as of the date of such termination for cause.  For the purpose of this Section 14.4, the term "for cause" has the meaning set forth in the Participant's employment agreement, if any, or otherwise means any discharge (or removal) for material or flagrant violation of the policies and procedures of the Corporation or for other performance or conduct which is materially detrimental to the best interests of the Corporation, as determined by the Committee.

14.5            Other Corporation Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan are not to be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state or country and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Corporation or an Affiliate unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation.  Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Affiliate plans, arrangements, or programs.  The Plan notwithstanding, the Corporation or any Affiliate may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with the Corporation and its Affiliates.

14.6            Securities Law Restrictions.  No Shares may be issued under the Plan unless counsel for the Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws.  Certificates for Shares delivered under the Plan may be subject to such stop‑transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or registered securities association upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws.  The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.7            Continuing Restriction Agreement.  Each Participant will, if requested by the Corporation and as a condition to issuance of Shares under the Plan upon an Award or exercise of an Award granted under the Plan that results in the issuance of Shares, become a party to and be bound by a stock restriction or other agreement with the Corporation containing restrictions on transfer of Shares, including a right of first refusal for the benefit of the Corporation, a market stand-off provision, and such other terms as the Corporation may reasonably require.

14.8            Governing Law.  Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Washington, without regard to principles of conflict of laws.

As approved by the shareholders of Craft Brew Alliance, Inc., on ______________, 2014

2014 Stock Incentive Plan

IMPORTANT ANNUAL MEETING INFORMATION ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 19, 2014. Vote by Internet • Go to www.investorvote.com/BREW • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees named below and FOR the following Proposals. 1. ELECTION OF DIRECTORS  FOR ALL WITHHOLD authority to vote for all nominees named below Nominees: 01 - Timothy P. Boyle 02 - Marc J. Cramer 03 - E. Donald Johnson, Jr. 04 - Kevin R. Kelly 05 - Thomas D. Larson 06 - David R. Lord 07 - John D. Rogers, Jr. 08 - Kurt R. Widmer To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee’s name in the list above. If you wish to cumulate your votes for any individual nominee(s), write your instruction as to the number of votes cast for each in the space provided next to each nominee’s name above. The total votes cast must not exceed eight times the number of shares that you own. If you wish to cumulate your votes, you must mail your proxy card, rather than voting by telephone or the Internet. For Against Abstain For Against Abstain 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. 3. ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION. 4. APPROVAL OF THE 2014 STOCK INCENTIVE PLAN. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — C Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, partner, attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — CRAFT BREW ALLIANCE, INC. This Proxy is Solicited on Behalf of the Board of Directors The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brew Alliance, Inc. (“CBAI”), and the related proxy statement dated April 16, 2014, hereby appoints Andrew J. Thomas and Mark D. Moreland, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on May 20, 2014, at 1:00 p.m., local time, at CBAI’s Portland, Oregon Widmer Brothers Banquet Room at 947 North Russell Street, Portland, OR 97227, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof. The Board of Directors recommends a vote FOR all of the nominees and FOR the Proposals listed on the reverse side. If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions. If specific instructions are not indicated on the reverse, this proxy will be voted: • FOR the election as directors of all nominees named on the reverse side. • FOR the ratification of the appointment of Moss Adams LLP as CBAI’s independent registered public accounting firm for the fiscal year ending December 31, 2014.  FOR the approval of the advisory resolution on named executive officer compensation. • FOR the approval of the 2014 Stock Incentive Plan. Please vote by internet or telephone or date, sign and mail your proxy card in the envelope provided as soon as possible. (Continued and to be marked, dated and signed, on the other side)